AGREEMENT AND PLAN OF AMALGAMATION

by and among

EXPO HOLDINGS I LTD

EXPO HOLDINGS II LTD.

and

GLOBAL SOURCES LTD.

Dated as of May 23, 2017

TABLE OF CONTENTS

AGREEMENT AND PLAN OF AMALGAMATION

This AGREEMENT AND PLAN OF AMALGAMATION (this “Agreement”), dated as of May 23, 2017, is entered into by and among Expo Holdings I Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Expo Holdings II Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares and a wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and Global Sources Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Bermuda Companies Act, the parties hereto intend to enter into a transaction pursuant to which Amalgamation Sub and the Company will be amalgamated (the “Amalgamation”) and the Amalgamated Company will continue as a Bermuda exempted company limited by shares, which will become a wholly-owned Subsidiary of Parent as a result of the Amalgamation;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved the execution, delivery and performance of this Agreement, (b) determined that the terms of this Agreement, the Amalgamation and the other transactions contemplated hereby (collectively, the “Transactions”) are in the best interests of the Company and its Shareholders as a whole, (c) declared this Agreement advisable and (d) resolved to recommend approval of this Agreement and the Transactions by the Shareholders;

WHEREAS, Parent, being the sole shareholder of Amalgamation Sub, and the board of directors of each of Parent and Amalgamation Sub, have unanimously (a) approved the execution, delivery and performance by Parent and Amalgamation Sub, respectively, of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and therein and (b) declared it advisable for Parent and Amalgamation Sub, respectively, to enter into this Agreement;

WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (a) Blackstone Capital Partners (Cayman) VII L.P., Blackstone Real Estate Partners Asia-NQ L.P. and Blackstone Real Estate Partners (Offshore) VIII-NQ L.P. (collectively, the “Guarantors” and each a “Guarantor”) have delivered to the Company a duly executed limited guaranty (the “Guarantee”), a true copy of which is attached hereto as Exhibit A, in favor of the Company to guarantee certain obligations of Parent and Amalgamation Sub under this Agreement and (b) the Guarantors have executed an equity financing commitment letter (the “Equity Commitment Letter”), a true copy of which is attached hereto as Exhibit B, in favor of Parent, pursuant to which, subject to the terms and conditions therein, the Guarantors have committed to invest, or cause to be invested, in Parent the amount set forth therein;

WHEREAS, as a condition to Parent and Amalgamation Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Amalgamation Sub have entered into a voting and support agreement with each of certain Shareholders, a true copy of each such voting and support agreement being attached hereto as Exhibit C (collectively, the “Support Agreements” and each a “Support Agreement”), pursuant to which each such Shareholder is agreeing, among other things, subject to the terms and conditions of the relevant Support Agreement, to vote its Shares in favor of the approval of this Agreement and the Transactions, and to take certain other actions in furtherance of the Transactions; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Amalgamation Sub and the Company hereby agree as follows:

Article I
Defined Terms

Section 1.01        Defined Terms For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” shall have the meaning as set forth in Section 7.04(g)(ii).

“Action” shall have the meaning as set forth in Section 4.10(a).

“Affiliate” of a specified person means (a) any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, and (b) with respect to any specified person who is a natural person, any member of the immediate family of such natural person.

“Agreement” shall have the meaning as set forth in the Preamble.

“Alternative Acquisition Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

“Amalgamated Company” shall have the meaning as set forth in Section 2.01.

“Amalgamation” shall have the meaning as set forth in the Recitals.

“Amalgamation Application” shall have the meaning as set forth in Section 2.03.

“Amalgamation Sub” shall have the meaning as set forth in the Preamble.

“Antitrust Law” means the PRC Anti-Monopoly Law and all other applicable statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anti-Corruption Laws” shall have the meaning as set forth in Section 4.07(c).

“Applicable Date” shall have the meaning as set forth in Section 4.08(a).

“Bankruptcy and Equity Exception” shall have the meaning as set forth in Section 4.04(a).

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Book-Entry Shares” shall have the meaning as set forth in Section 3.01(c).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required by Law or authorized to close in the City of New York, Bermuda or the PRC.

“Bye-Laws Amendment” means the amendment of bye-law 152 and other relevant bye-laws (if any) of the existing bye-laws of the Company to provide that any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then outstanding Shares, voting together as a single class, and the quorum for such meeting shall be that required in bye-law 54 of the bye-laws of the Company and a poll may be demanded in respect of such resolution in accordance with the provisions of bye-law 64 of the bye-laws of the Company.

“CBA” shall have the meaning as set forth in Section 4.15(a)(vii).

“Certificate” shall have the meaning as set forth in Section 3.01(c).

“Certificate of Amalgamation” shall have the meaning as set forth in Section 2.03.

“Change in the Company Recommendation” shall have the meaning as set forth in Section 7.02.

“Change or Termination Notice” shall have the meaning as set forth in Section 7.04(c)(ii).

“Closing” shall have the meaning as set forth in Section 2.02.

“Closing Date” shall have the meaning as set forth in Section 2.02.

“Company” shall have the meaning as set forth in the Preamble.

“Company Board” shall have the meaning as set forth in the Recitals.

“Company Disclosure Letter” means the disclosure schedule delivered to Parent and Amalgamation Sub by the Company on the date hereof.

“Company Employee” means any current or former director, officer, employee or individual service provider of the Company or any of the Company Subsidiaries.

“Company Group” shall have the meaning as set forth in Section 9.07(a).

“Company Material Adverse Effect” means any event, circumstance, change or effect (any such item, an “Effect”) that, individually or in the aggregate with all other Effects, has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that in no event shall any Effect arising out of, relating to or resulting from any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) changes in general business, economic or political conditions or changes in financial, credit or securities markets in general; (b) changes in IFRS or regulatory accounting requirements (or any interpretation or enforcement thereof) after the date hereof; (c) changes in applicable Laws (or any interpretation or enforcement thereof) or directives or policies of a Governmental Authority of general applicability that are binding on the Company or any of the Company Subsidiaries; (d) effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of the parties hereto, including the initiation of litigation or other legal proceeding related to this Agreement or the Transactions, any losses of customers or employees, or any disruption in or loss of suppliers, distributors, providers or similar parties with whom the Company or any of the Company Subsidiaries has any relationship, and including actions or omissions of the Company or any of the Company Subsidiaries taken (1) that are required by this Agreement (other than compliance with covenants set forth in Section 6.01) or (2) with the written consent or at the written request of Parent or Amalgamation Sub, provided this clause (d) shall not apply to any representation or warranty set forth in Section 4.06, Section 4.20 or Section 4.21; (e) acts of God, natural disasters, epidemics, declarations of war, acts of sabotage or terrorism, outbreak or escalation of hostilities or similar events; (f) changes in the market price or trading volume of the Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (f) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (g) any breach of this Agreement by Parent or Amalgamation Sub; (h) changes, effects or circumstances affecting the industries or markets in which the Company and the Company Subsidiaries operate; (i) the failure by the Company or any of the Company Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (j) any change or prospective change in the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (j) may be taken into account in determining whether a Company Material Adverse Effect has occurred); provided, that any Effects set forth in clauses (a), (b), (c), (e) and (h) above may be taken into account in determining whether a Company Material Adverse Effect has occurred if and to the extent such Effects individually or in the aggregate have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and the Company Subsidiaries conduct their businesses (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

“Company Personnel” shall have the meaning as set forth in Section 4.11(b).

“Company Plan” means each plan, program, policy, agreement or arrangement providing compensation or benefits to Company Personnel or that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary.

“Company Recommendation” shall have the meaning as set forth in Section 4.04(b).

“Company SEC Reports” shall have the meaning as set forth in Section 4.08(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Company Termination Fee” shall have the meaning as set forth in Section 9.06(a).

“Competing Transaction” shall have the meaning as set forth in Section 7.04(g)(i).

“Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement; provided, that “Confidential Information” shall not include any information which (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 10.12 or other obligation of confidentiality, (b) was available to the receiving party on a nonconfidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives, or (c) becomes available to the receiving party on a nonconfidential basis from a person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

“Confidentiality Agreement” means the confidentiality agreement entered into by and among the Company and The Blackstone Group (HK) Limited on January 20, 2017.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Damages” shall have the meaning as set forth in Section 7.05(c).

“Debt Financing” shall have the meaning as set forth in Section 7.07(b).

“Debt Financing Source” means any person that provides, or in the future enters into any agreement to provide, any of the Debt Financing, any of such person’s Affiliates and any of such person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, shareholders, limited partners, managers, members or partners, other than in each case Parent, Amalgamation Sub or any Guarantor.

“Dissenting Holder” means a Shareholder who did not vote in favor of the Amalgamation and who makes an application to the Supreme Court of Bermuda pursuant to section 106(6) of the Bermuda Companies Act and complies with all of the provisions of the Bermuda Companies Act concerning the right of a Shareholder to require appraisal of their Shares under the Bermuda Companies Act.

“Dissenting Shares” means Shares held by a Dissenting Holder.

“EBITDA” means the net income of the Company from continuing operations before interest expense (income), income taxes, depreciation and amortization expense, adding back non-cash charges including, without limitation, compensation charges for equity grants and charges for unconsolidated losses (gains), determined directly or indirectly from the financial statements of the Company.

“Effective Time” shall have the meaning as set forth in Section 2.03.

“Environmental Laws” means all foreign, federal, state, or local laws, statutes, regulations, ordinances, codes, or decrees relating to (a) Releases or threatened Releases of Hazardous Materials, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, (c) the environment or (d) the protection of human health and safety.

“Environmental Permits” means all permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

“Equity Commitment Letter” shall have the meaning as set forth in the Recitals.

“Equity Financing” shall have the meaning as set forth in Section 5.04(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” shall have the meaning as set forth in Section 4.06(b).

“Excluded Shares” means, collectively, (a) Shares held by the Company as treasury shares or any of the Company Subsidiaries, if any, (b) Shares owned by Parent, Amalgamation Sub, or any of Parent’s other direct or indirect Subsidiaries and (c) any Shares reserved by the Company for issuance and allocation pursuant to the Stock Incentive Plans.

“Financial Advisor” shall have the meaning as set forth in Section 4.04(c).

“Financing” shall have the meaning as set forth in Section 5.04(a).

“Financing Commitment” shall have the meaning as set forth in Section 5.04(a).

“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, commission, court, ministry, tribunal, arbitral body (public or private), or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

“Guarantee” shall have the meaning as set forth in the Recitals.

“Guarantor” shall have the meaning as set forth in the Recitals.

“Hazardous Materials” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

“IFRS” means the International Financial Reporting Standards and the International Financial Reporting Interpretations Committee interpretations as issued by the International Account Standards Board, in each case, as applicable, as of the time of the relevant financial statements referred to herein.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such person, and (i) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Parties” shall have the meaning as set forth in Section 7.05(b).

“Indemnity Proceeding” shall have the meaning as set forth in Section 7.05(c).

“Injunction” shall have the meaning as set forth in Section 8.01(c).

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications, utility models, design patents, industrial designs, and invention registrations and certificates, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names, and other source identifiers, and registrations and applications for registration thereof, together with goodwill associated with any of the foregoing, (c) copyrightable works, copyrights, works of authorship, content, moral rights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including Personal Data, trade secrets and know-how, and (e) Software, (f) rights of privacy, publicity and endorsement, and (g) all other intellectual property, industrial property and proprietary rights in any jurisdiction in the world.

“Intervening Event” means any material event, development, condition, occurrence or change that (a) was not known by the Company Board as of or prior to the date of this Agreement and (b) does not involve or relate to an offer or proposal regarding any Competing Transaction.

“knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to any other party hereto, the actual knowledge of any director or officer of such party.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Lender Group” means any Debt Financing Source under the Debt Financing and any of their respective Affiliates (other than Parent, Amalgamation Sub or the Guarantors).

“Letter of Transmittal” shall have the meaning as set forth in Section 3.04(b).

“Liens” means any security interest, pledge, hypothecation, mortgage, lien, charge, encumbrance, servient easement, adverse claim, license, covenant not to sue, option, right of first refusal, right of first offer, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Controls.

“Owned Real Property” shall have the meaning as set forth in Section 4.12(a).

“Material Company Permits” shall have the meaning as set forth in Section 4.07(a).

“Material Contracts” shall have the meaning as set forth in Section 4.15(a).

“Material Leased Real Property” shall have the meaning as set forth in Section 4.12(a).

“Material Leases” shall have the meaning as set forth in Section 4.12(b).

“Material Subsidiaries” means (a)(i) Event Marketing Services Limited, (ii) Media Data Systems Pte. Ltd., (iii) Shenzhen Huanyue Convention & Exhibition Co., Ltd., (iv) Shenzhen Xieguang Convention & Exhibition Co., Ltd, (v) World Executive’s Digest Limited, (vi) Global City Properties Limited, (vii) Global Sources Properties Limited, (viii) Global Sources Properties (Shenzhen) Co Ltd, (ix) Shanghai Yuanmao Properties Co., Ltd, (x) Huanxi Information Consultant (Shenzhen) Co., Ltd., (xi) Trade Media Holdings Limited, (xii) Trade Media Limited, (xiii) Smart Advisory Limited, (xiv) Topranch Limited and (xv) Global Sources Auctions Ltd. and (b) any other Company Subsidiary whose revenues, income or assets, in any case, represent 5% or more of the net revenues, net income or total assets of the Company and the Company Subsidiaries, taken as a whole, as at the date of this Agreement.

“MOFCOM” shall have the meaning as set forth in Section 7.08(c).

“NASDAQ” shall have the meaning as set forth in Section 4.06(b).

“Notice Period” shall have the meaning as set forth in Section 7.04(c)(ii).

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Group” shall have the meaning as set forth in Section 9.07(a).

“Parent Termination Fee” shall have the meaning as set forth in Section 9.06(b).

“Paying Agent” shall have the meaning as set forth in Section 3.04(a).

“Payment Fund” shall have the meaning as set forth in Section 3.04(a).

“Permitted Liens” means (a) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business and not yet past due that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (b) zoning, entitlement and other land use and restrictions by any Governmental Authority; provided, that such restrictions have not been materially violated, (c) easements, rights of way or other similar matters or restrictions or exclusions which do not or would not materially impair the occupancy or current use of such real property which they encumber or the business of the Company and/or any Company Subsidiary conducted thereon, (d) Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties, (e) limitations or restrictions under any license, lease or sublease or other Contract or otherwise imposed by the applicable Laws, (f) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (g) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (h) limitations or restrictions on transfers imposed by the Securities Act, blue sky laws and comparable foreign laws governing securities; provided, that there is no material violation thereunder that has resulted in such limitations or restrictions, (i) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement and (j) non-exclusive outbound licenses of Intellectual Property and non-disclosure agreements entered into in the ordinary course of business consistent with past practice.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means any data or other information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual or is otherwise protected by or subject to any privacy or data security Laws.

“Per Share Amalgamation Consideration” shall have the meaning as set forth in Section 3.01(c).

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Anti-Monopoly Law” means, collectively, the Anti-Monopoly Law of the PRC, effective as of August 1, 2008 and other rules and regulations promulgated thereunder.

“Proxy Statement” shall have the meaning as set forth in Section 7.01.

“Re-allocated Stock Incentive Plan” shall have the meaning set forth in the Company Disclosure Letter.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, escaping, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Registrar” shall have the meaning as set forth in Section 2.03.

“Representatives” means, with respect to any person, such person’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

“Required Information” means (i) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and statement of comprehensive earnings and statements of shareholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated financial statements of the Company consisting of balance sheets and statement of comprehensive earnings and statement of cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, other than with respect to any quarter-end that is also a fiscal year-end.

“Requisite Company Vote” means the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the holders of all the then issued and outstanding Shares, voting together as a single class.

“Requisite Regulatory Approvals” shall have the meaning as set forth in Section 4.06(b).

“Restricted Share” means any of the Shares (a) that, up to 554,313 Shares, has been allotted and issued by the Company to Estera Services (Bermuda) Limited (formerly known as Appleby Services (Bermuda) Ltd., and Appleby Trust (Bermuda) Ltd.) as trustee of “The Global Sources Employee Equity Compensation Trust”, which may be transferred by such trustee to eligible grantees pursuant to and subject to the Re-allocated Stock Incentive Plan or (b) that other than such Shares set forth in foregoing clause (a), has been allotted and issued by the Company to Estera Services (Bermuda) Limited (formerly known as Appleby Services (Bermuda) Ltd., and Appleby Trust (Bermuda) Ltd.) as trustee of each of “The Global Sources Employee Equity Compensation Trust” and “The Global Sources Equity Compensation Trust 2007”, is subject to any vesting schedule or other vesting condition, and is eligible to be transferred to the directors, employees, consultants, independent contractors or other eligible grantees of the Company and the Company Subsidiaries upon vesting, whether granted pursuant to the Stock Incentive Plan or otherwise.

“Restricted Share Unit” means any contractual right to receive Shares (or, if applicable, an amount of compensation that is determined with reference to the value of such Shares) that is subject to vesting conditions or other restrictions and is eligible to be transferred to the directors, employees, consultants, independent contractors or other eligible grantees of the Company and its Subsidiaries upon vesting, and granted pursuant to the Stock Incentive Plan or otherwise.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder” means a registered holder of the Shares.

“Shareholders’ Meeting” shall have the meaning as set forth in Section 4.04(b).

“Shares” means common shares of the Company, par value US$0.01 per share.

“Software” means (i) software of any type, including computer programs, applications, architectures, libraries, firmware, and middleware, software development kits, tools, interfaces, and software implementations of algorithms, models and methodologies, in each case, whether in source code or object code, (ii) data and databases, and (iii) documentation relating to any of the foregoing; together with intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Stock Incentive Plans” means, collectively, (a) The Global Sources Retention Share Grant Plan, effective as of March 6, 2007; (b) The Global Sources Share Grant Award Plan, effective as of March 6, 2007; (c) The Global Sources Directors Share Grant Award Plan, effective as of April 24, 2009; (d) The Global Sources Retention Share Grant Plan II, amended effective as of May 1, 2012; (e) The Global Sources Equity Compensation (2007) Master Plan (Amended and Restated effective as of January 1, 2014) (together with the plans described in (a), (b), (c) and (d), the “2007 Stock Incentive Plan”); (f) The Global Sources Employee Equity Compensation Plan No. I dated 22 March 2000; (g) The Global Sources Employee Equity Compensation Plan No. II dated 22 March 2000; (h) The Global Sources Employee Equity Compensation Plan No. III dated 22 March 2000; (i) The Global Sources Employee Equity Compensation Plan No. IV (The Share Grant Plan) dated 13 March 2001; (j) The Global Sources Employee Equity Compensation Plan No. V revised as of 21 March 2003; (k) The Global Sources Employee Equity Compensation Plan No. VI (Share Grant Plan for Early Retirement) dated 13 March 2001; (l) The Global Sources Employee Equity Compensation Plan No. VII dated 1 January 2002; and (m) the Re-allocated Stock Incentive Plan (if it is duly adopted as contemplated hereunder and pursuant to the terms hereof), in each case as may be amended, supplemented or restated as of the Effective Time as permitted hereunder.

“Subsidiary” or “Subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity: (a) of which voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such person or by any one or more of such person’s subsidiaries, (b) of which at least fifty percent (50%) of the equity interests is controlled by such person by any one or more of such person’s subsidiaries, (c) of which such party or any subsidiary of such party is a general partner, or (d) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Superior Proposal” shall have the meaning as set forth in Section 7.04(g)(iii).

“Support Agreements” shall have the meaning as set forth in the Recitals.

“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: (a) taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

“Tax Returns” means all returns and reports (including any elections, disclosures, information returns and attached schedules) filed or required to be filed with a Governmental Authority, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Termination Date” shall have the meaning as set forth in Section 9.02(a).

“Trade Control Laws” shall have the meaning as set forth in Section 4.07(d).

“Transaction Documents” means, collectively, this Agreement, the Company Disclosure Letter, the Confidentiality Agreement, the Guarantee, the Equity Commitment Letter and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder or otherwise relating to the Transactions.

“Transactions” shall have the meaning as set forth in the Recitals.

“Transfer” shall have the meaning as set forth in Section 6.01(b).

Section 1.02        Interpretation; Headings. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references in this Agreement to “US$” and “$” shall be to U.S. dollars. References to days mean calendar days unless otherwise specified. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Article II
THE AMALGAMATION

Section 2.01        The Amalgamation. Subject to the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Bermuda Companies Act and the constitutional documents of the Company, at the Effective Time, (a) Amalgamation Sub and the Company shall amalgamate and the amalgamated company resulting from the Amalgamation shall continue as a Bermuda exempted company limited by shares (the “Amalgamated Company”), and (b) the Amalgamation shall have the effects set forth in this Agreement and Section 109(1) of the Bermuda Companies Act. As a result of the Amalgamation, the Amalgamated Company shall become a wholly-owned Subsidiary of Parent. The name of the Amalgamated Company shall be Global Sources Ltd.

Section 2.02        Closing; Closing Date. Unless this Agreement shall have been terminated pursuant to Article IX, and unless otherwise mutually agreed in writing among the Company, Parent and Amalgamation Sub, the closing of the Amalgamation (the “Closing”) shall take place at the offices of Cleary Gottlieb Steen & Hamilton (Hong Kong), 37th Floor, Hysan Place, 500 Hennessy Road, Causeway Bay, Hong Kong, on a date to be specified by the Company and Parent which shall be no later than the fifth (5th) Business Day immediately following the day on which the last to be satisfied or, if permissible by applicable Laws, waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible by applicable Laws, waived in accordance with this Agreement, or at such other time and place as the Company and Parent may agree in writing (the date on which the Closing occurs being the “Closing Date”).

Section 2.03        Effective Time. On the terms and subject to the conditions set forth in this Agreement, Amalgamation Sub and the Company shall on or prior to the Closing Date, (a) cause a joint application (the “Amalgamation Application”) to be made with the Registrar of Companies in Bermuda (the “Registrar”) in accordance with Section 108 of the Bermuda Companies Act and shall deliver all supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act and (b) cause to be included in the Amalgamation Application a request that the Registrar issue a certificate of amalgamation with respect to the Amalgamation (the “Certificate of Amalgamation”) with the Closing Date (or such other date as Parent, Amalgamation Sub and the Company may agree pursuant to the terms of this Agreement) being the effective date of the Amalgamation. The Amalgamation shall become effective on the date as stated in the Certificate of Amalgamation (the “Effective Time”).

Section 2.04        Memorandum of Association and Bye-Laws of the Amalgamated Company. The memorandum of association and bye-laws of Amalgamation Sub, as in effect immediately prior to the Effective Time, shall be the memorandum of association and bye-laws of the Amalgamated Company, until thereafter changed or amended as provided therein or by applicable Laws (in each case, subject to Section 7.05). The authorised share capital of the Amalgamated Company shall be US$12,000 divided into 12,000 shares of US$1.00 par value each.

Section 2.05        Directors and Officers of the Amalgamated Company.

(a)                The names and addresses of the directors of the Amalgamated Company immediately after the Amalgamation (until their successors are elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Amalgamated Company and applicable Law) shall be as follows:

Name	Address
Ed Huang	c/o The Blackstone Group (HK) Limited, Two International Finance Centre, Suite 901, 9th Floor, 8 Finance Street, Central, Hong Kong
Alex Yang	c/o The Blackstone Group (HK) Limited, Two International Finance Centre, Suite 901, 9th Floor, 8 Finance Street, Central, Hong Kong
Tim Wang	c/o The Blackstone Group (HK) Limited, Two International Finance Centre, Suite 901, 9th Floor, 8 Finance Street, Central, Hong Kong

(b)               The parties hereto shall take all actions necessary, including by requesting the resignation of one or more existing officers, so that the officers of the Company immediately prior to the Effective Time shall be the officers of the Amalgamated Company immediately after the Amalgamation unless otherwise determined by Parent in a written notice delivered to the Company in accordance with Section 10.02 prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Amalgamated Company and applicable Laws.

Section 2.06        Management and Operation. The management and operation of the Amalgamated Company will remain substantially the same as the Company at and after the Amalgamation.

Section 2.07        Effects of the Amalgamation. At the Effective Time, the Amalgamation shall have the effects set forth in this Agreement and Section 109 of the Bermuda Companies Act. Without limiting the generality of the foregoing, and subject thereto:

(a)                pursuant to Section 109(1) of the Bermuda Companies Act, at the Effective Time: (i) the amalgamation of the Company and Amalgamation Sub and their continuance as one company shall become effective; (ii) the property of each of the Company and Amalgamation Sub shall become the property of the Amalgamated Company; (iii) the Amalgamated Company shall continue to be liable for the obligations of each of the Company and Amalgamation Sub; (iv) an existing cause of action, claim or liability to prosecution shall be unaffected; (v) a civil, criminal or administrative action or proceeding pending by or against the Company or Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; (vi) a conviction against, or ruling, order or judgment in favor of or against, the Company or Amalgamation Sub may be enforced by or against the Amalgamated Company; and

(b)               the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of the Amalgamated Company, however, the date of incorporation of each of the Company and the Amalgamation Sub are their respective original date of incorporation and the Amalgamation does not alter such original dates of incorporation.

Article III
Conversion of securities; AMALGAMATION CONSIDERATION

Section 3.01        Effect of Amalgamation on Capital Stock . At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Amalgamation Sub, the Company, Shareholders, or holder(s) of any shares of Amalgamation Sub:

(a)                Shares of Amalgamation Sub. Each issued and outstanding share of Amalgamation Sub shall be converted into one fully paid and non-assessable share of the Amalgamated Company.

(b)               Excluded Shares. All Excluded Shares shall be cancelled and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)                Conversion of Shares. Each issued and outstanding Share (other than any Excluded Shares and any Dissenting Shares) shall be cancelled in exchange for the right to receive an amount equal to US$18.00 (the “Per Share Amalgamation Consideration”), payable to the Shareholders entitled thereto in cash, without interest. All of the Shares that have been cancelled in exchange for the right to receive the aggregate Per Share Amalgamation Consideration as provided in the preceding sentence shall cease to exist, and each holder of a certificate (a “Certificate”) or person entered as the owner in a book-entry in respect of a share (a “Book-Entry Share”) that immediately prior to the Effective Time represented such issued and outstanding Shares shall cease to have any rights with respect thereto, except the right to receive the aggregate Per Share Amalgamation Consideration pertaining to the Shares represented by such Certificate or Book-Entry Share upon the surrender thereof in accordance with Section 3.04. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the issued and outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of Shares, or any similar event shall have occurred as permitted hereunder, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding awards made under the Stock Incentive Plans, any such adjustments shall be made in accordance with the applicable Stock Incentive Plans.

(d)               Dissenting Share. Dissenting Share. Each Dissenting Share in issue shall be cancelled and the corresponding Dissenting Holder shall be entitled only to the right, pursuant and subject to the Bermuda Companies Act, to receive the value thereof as appraised by the Supreme Court of Bermuda on the application of a Dissenting Holder under Section 106 of the Bermuda Companies Act.

Section 3.02        Dissenting Shares. The Company shall promptly give Parent (i) written notice of any demands for appraisal of Dissenting Shares, any appraisal application made under Section 106 of the Bermuda Companies Act, any attempted withdrawals of such demands or applications and any other instruments, notices, petitions or other written communication received by the Company relating to its Shareholders’ dissenter or appraisal rights, and (ii) to the extent permitted by applicable Laws, the right to direct and/or participate in any settlement negotiations and proceedings with respect to any exercise of dissenter rights or any appraisal rights under the Bermuda Companies Act. Subject to the applicable Laws, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, approve any withdrawal of any such dissenter rights or demands or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.

Section 3.03        Treatment of Stock Incentive Plans.

(a)                Corporate Actions. At or prior to the Effective Time, the Company shall procure that any resolutions, consents and other actions necessary or appropriate are duly adopted, obtained or taken to (i) adopt the Re-allocated Stock Incentive Plan and cause the Restricted Shares allotted to the eligible grantees thereunder to be treated in accordance with Section 3.03(b) below, (ii) (x) amend the 2007 Stock Incentive Plan as permitted hereunder to cause the Restricted Share Units granted thereunder, and (y) cause the other Restricted Share Units (if any), in each case to be treated in accordance with Section 3.03(c) below and (iii) terminate the Stock Incentive Plans and any relevant award agreements or documents applicable to the Stock Incentive Plans as of the Effective Time.

(b)               Treatment of Restricted Shares. Immediately prior to the Effective Time, any vesting conditions or other restrictions applicable to each Restricted Share shall accelerate in full, and the holder thereof shall, in respect of each Restricted Share held by such holder, be entitled to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the Per Share Amalgamation Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c)                Treatment of Restricted Share Units. Immediately prior to the Effective Time, each Restricted Share Unit outstanding immediately prior to the Effective Time shall accelerate in full and be cancelled in exchange for a right for the holder thereof, in respect of each Restricted Share Unit held by such holder, to receive (without interest), at or promptly after the Effective Time, a lump-sum cash payment equal to the product of (i) the number of Shares subject to such Restricted Share Unit immediately prior to the Effective Time and (ii) the Per Share Amalgamation Consideration.

Section 3.04        Exchange of Share Certificates, etc.; Paying Agent.

(a)                Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company that may be designated by Parent and reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”) for the benefit of the Shareholders in connection with the Amalgamation and to receive the consideration to which Shareholders shall become entitled pursuant to Section 3.01(c), and shall enter into a customary paying agent agreement with the Paying Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the cash necessary to pay the aggregate Per Share Amalgamation Consideration for the Shares to be cancelled in exchange for the right to receive such aggregate Per Share Amalgamation Consideration (such cash being hereinafter referred to as the “Payment Fund”). If for any reason the Payment Fund is inadequate to pay the amounts to which Shareholders shall be entitled under Section 3.01(c), Parent shall promptly deposit, or cause to be deposited, additional cash with the Paying Agent sufficient to make all payments of the aggregate Per Share Amalgamation Consideration, and Parent and the Amalgamated Company shall in any event be liable for payment thereof.

(b)               Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Shares whose Shares are cancelled in exchange for the right to receive the aggregate Per Share Amalgamation Consideration for such Shares pursuant to Section 3.01 a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may specify, subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c)                Per Share Amalgamation Consideration Received in Connection with Exchange. Upon (i) in the case of Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent or (ii) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the registered holders whose Shares have been cancelled pursuant to Section 3.01(c) shall be entitled to receive in exchange therefor the aggregate Per Share Amalgamation Consideration. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, the aggregate Per Share Amalgamation Consideration may be paid to a transferee if the Certificate representing such Shares (or, if such Shares are held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(d)               Treatment of Unexchanged Shares. Except as provided in Section 3.04(j) or Section 3.04(k) (as applicable), no cash payment with respect to any Per Share Amalgamation Consideration shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until the surrender of such Certificate or Book-Entry Shares in accordance with this Article III.

(e)                No Further Ownership Rights in Shares. The aggregate Per Share Amalgamation Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the register of members of the Amalgamated Company of Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Shares are presented to Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, subject to satisfaction of the terms, conditions and requirements set forth in Section 3.04(c).

(f)                Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the Shareholders twelve (12) months after the Effective Time shall be delivered to Parent, and any Shareholder who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for the relevant aggregate Per Share Amalgamation Consideration with respect to the Shares held by such Shareholder.

(g)               No Liability. None of the Company, Parent, Amalgamation Sub, the Amalgamated Company or the Paying Agent shall be liable to any person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Payment Fund which remains undistributed to the Shareholders after the expiry of the applicable limitation period under applicable Laws (or immediately prior to the date on which the Payment Fund would otherwise escheat to, or become the property of, any Governmental Authority), shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h)               Investment of Payment Fund. The Paying Agent shall invest the cash in the Payment Fund as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest and other income resulting from such investments shall be paid to Parent and any Taxes resulting therefrom shall be paid by Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any Shareholder to receive the Per Share Amalgamation Consideration or any other payment as provided herein and Parent shall promptly replace or restore any funds deposited with the Paying Agent that are lost through investment.

(i)                 Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, the Company, the Amalgamated Company (including any of its Subsidiaries), and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Laws. Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

(j)                 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Per Share Amalgamation Consideration for each Share represented by such Certificate.

(k)               Book-Entry Shares. Notwithstanding anything to the contrary in this Section 3.04(k), promptly after the Effective Time, Parent shall cause the Paying Agent to (i) mail to each holder of Book-Entry Shares (other than Dissenting Shares and Excluded Shares) materials advising such holder of the effectiveness of the Amalgamation and the conversion of its Book-Entry Shares into the right to receive the aggregate Per Share Amalgamation Consideration for such Book-Entry Shares and (ii) deliver the amount of cash that such holder is entitled to receive in respect of its Book-Entry Shares pursuant to Section 3.01(c) (after giving effect to any required Tax withholdings as provided in Section 3.04(i)), without interest thereon.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Letter (it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed in any other section or subsection of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection), or (b) as set forth in the Company SEC Reports filed or furnished on or after January 1, 2014 and prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed or furnished on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in such Company SEC Reports shall not be deemed disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.20 and Section 4.21; provided that no item of disclosure shall be deemed to qualify any subsection of Section 6.01 of this Agreement unless such item is specifically disclosed in the corresponding subsection of Section 6.01 of the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Amalgamation Sub that:

Section 4.01        Organization and Qualification. Each of the Company and each Company Subsidiary is a legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so in good standing or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the Transactions. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the Transactions.

Section 4.02        Memorandum of Association and Bye-laws. The Company has furnished or otherwise made available to Parent a true and complete copy of the memorandum of association and bye-laws, each as amended or modified to date, of the Company and each Material Subsidiary as in effect as of the date of this Agreement. Each such memorandum of association and bye-laws are in full force and effect.

Section 4.03        Capitalization. The authorized share capital of the Company is US$750,000 divided into 75,000,000 Shares. As of the date of this Agreement, (a) 24,243,059 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, including 554,313 Restricted Shares which are issued and held by Estera Services (Bermuda) Limited and may be transferred to eligible grantees pursuant to and subject to the Re-allocated Stock Incentive Plan, (b) 3,472,069 Shares that have not been issued but are reserved for future issuance pursuant to the 2007 Stock Incentive Plan, including 1,603,632 Restricted Share Units which have been awarded to eligible grantees but are unvested as at the date of this Agreement, and (c) 29,662,666 Shares are issued and held by the Company as treasury Shares. Except as set forth in this Section 4.03, and except for this Agreement and the Transactions, there are no outstanding or authorized Restricted Shares, Restricted Share Units, options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to, or convertible into, exercisable for, or exchangeable for, or giving any person a right to subscribe for or acquire, any of the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares or securities of, or other equity interests in, the Company. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter.

Section 4.04        Authority; Fairness; Opinion of Financial Advisor.

(a)                The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to approval and the Company’s adoption of the Bye-Laws Amendments and the adoption of this Agreement by the Requisite Company Vote, to consummate the Amalgamation. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Amalgamation and the other Transactions have been duly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Amalgamation and the other Transactions, in each case, subject only to (A) the approval and the Company’s adoption of the Bye-Laws Amendments, (B) the approval and adoption of this Agreement and approval of the Amalgamation by the Requisite Company Vote and (C) the filing with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Amalgamation Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of the applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar applicable Laws relating to or affecting creditors’ rights, and to general equitable principles (the “Bankruptcy and Equity Exception”).

(b)               The Company Board has (i) approved the Bye-Laws Amendments and the Company’s adoption of the Bye-Laws Amendments, (ii) approved the execution, delivery and performance of this Agreement, (iii) determined that the terms of this Agreement and the Transactions and entering into this Agreement are in the best interests of the Company and its Shareholders as a whole, (iv) declared this Agreement advisable and (v) resolved to recommend (x) approval of the Bye-Laws Amendments and the Company’s adoption of the Bye-Laws Amendments and (y) adoption of this Agreement and approval of the Transactions by the Shareholders at the Shareholders’ Meeting (the “Company Recommendation”). The Company Board has directed that the Company submit the approval of the Bye-Laws Amendments, the Amalgamation and the other Transactions and this Agreement to a vote at a meeting of the shareholders of the Company, having a quorum of at least two Shareholders present in person or by proxy and entitled to vote representing the holders of more than 50% of the issued Shares, in accordance with the terms of this Agreement and the constitutional documents of the Company (as amended by the Bye-Laws Amendments, where applicable) (the “Shareholders’ Meeting”).

(c)                The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of CVCapital Securities, LLC (the “Financial Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in the Financial Advisor’s written opinion, the Per Share Amalgamation Consideration to be received by the Shareholders (other than Parent, Amalgamated Sub and their respective Subsidiaries and holders of the Dissenting Shares) is fair, from a financial point of view, to such Shareholders (a copy of which has been provided to the Buyer); provided that it is agreed and understood that such opinion may not be relied on by Parent or Amalgamated Sub.

Section 4.05        Subsidiaries. A complete and correct list of the Company’s “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) (such subsidiaries of the Company, the “Company Subsidiaries”) has been disclosed in the Company SEC Reports. All equity interests of the Company Subsidiaries held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or any Company Subsidiary are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than the Permitted Liens.

Section 4.06        No Conflict; Required Filings and Consents.

(a)                Except as set forth in Section 4.06(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Amalgamation do not and will not, (i) assuming the Bye-Laws Amendments are approved and adopted by the Company and the Requisite Company Vote is obtained, conflict with or violate the memorandum of association or bye-laws of the Company (as modified from time to time) or any equivalent organizational documents of any Company Subsidiary, (ii) assuming, solely with respect to performance of this Agreement and consummation of the Amalgamation, that the matters referred to in Section 4.06(b) are complied with, the Bye-Laws Amendments are approved and adopted by the Company and the Requisite Company Vote is obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) result in any material breach of or constitute a default under, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract; provided, that in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially delay the consummation by the Company of the Transactions.

(b)               The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Amalgamation will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the furnishing of the Proxy Statement, and the filing or furnishing of one or more amendments to the Proxy Statement to respond to comments of the SEC, if any), (ii) for compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (iii) for the filing of the Amalgamation Application and related attachments with the Registrar and issuance by the Registrar of the Certificate of Amalgamation, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 4.06(b) of the Company Disclosure Letter (collectively, the “Requisite Regulatory Approvals”); and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not reasonably be expected to (A) have a Company Material Adverse Effect or (B) prevent or materially delay the consummation by the Company of the Transactions.

Section 4.07        Permits; Compliance with Laws.

(a)                Except as set forth in Section 4.07(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is in possession of all material grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Company Permits”), except where the failure to hold such Material Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Neither the Company nor any Company Subsidiary is in or, since January 1, 2014, has been in default or violation of any Law applicable to the Company, any Company Subsidiary or any Owned Real Property, except for any such default or violation which would not reasonably be expected to have a Company Material Adverse Effect.

(c)                Since such date that is five (5) years prior to the date hereof, none of the Company or any of the Company Subsidiaries, any officer or director of any of the foregoing, or, to the knowledge (which for the purpose of this Section 4.07(c) shall be deemed to include knowledge of facts that a person acting reasonably should have, based on reasonable due inquiry) of the Company, agent, employee or other person acting on behalf of any of the foregoing, (i) is or has been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act of 2010, any applicable anti-corruption laws of the PRC (including the Criminal Law of the PRC passed by the National People’s Congress on July 1, 1979 (as amended), the Law of the PRC for Countering Unfair Competition passed by the National People’s Congress on September 2, 1993 and the Interim Provisions Prevention of Commercial Bribery passed by the State Administration for Industry and Commerce of the PRC on November 15, 1996), the Prevention of Bribery Ordinance of Hong Kong, the Banking Ordinance of Hong Kong and the Independent Commission Against Corruption Ordinance of Hong Kong, or any other similar applicable Law that prohibits corruption or bribery (collectively, “Anti-Corruption Laws”), or (ii) has directly or indirectly made, offered, agreed, requested or taken any other act in furtherance of an offer, promise or authorization of any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of any of the Anti-Corruption Laws. The Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, record keeping and internal controls laws. Since such date that is five (5) years prior to the date hereof, neither the Company nor any of the Company Subsidiaries has, in connection with or relating to the business of the Company or any of the Company Subsidiaries, (1) received from any Governmental Authority any written notice, citation or inquiry or (2) made any voluntary, directed, or involuntary disclosure to a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Laws.

(d)               Except as set forth in Section 4.07(d) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries, is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(e)                Since such date that is five (5) years prior to the date hereof, neither the Company nor any of the Company Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Authority or any other person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws.

Section 4.08        SEC Filings; Financial Statements; Internal Control.

(a)                The Company has timely filed or furnished all forms, reports and other documents required to be filed by it with the SEC since January 1, 2014 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed, and if amended, as of the date of such amendment, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff, and none of the Company Subsidiaries is subject to the reporting requirements of Section 13a or 15d of the Exchange Act. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(b)               For the past three (3) years, each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby (except as may be indicated in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by IFRS) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in accordance with IFRS. There are no unconsolidated Company Subsidiaries within the meaning of IFRS.

(c)                Neither the Company nor any Company Subsidiary has any liabilities of any nature (whether accrued, absolute, fixed or contingent) that would be required by IFRS to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries, except liabilities (i) reflected or reserved against in the consolidated balance sheet included in its annual report filed on Form 20-F for the period ended December 31, 2016 (including the notes thereto), included in the Company SEC Reports, (ii) incurred pursuant to this Agreement or in connection with the Transactions, or (iii) that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d)               The Company has established and maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, the Company has not identified (i) any material weakness or significant deficiency in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)                The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Company.

Section 4.09     Absence of Certain Changes or Events. Since January 1, 2017 through the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner materially consistent with past practice and (b) there has not been any Company Material Adverse Effect.

Section 4.10        Absence of Litigation.

(a)                There is no litigation, suit, charge, complaint, audit, investigation, arbitration, legal proceeding, inquiry, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any share, security, equity interest, property or asset of the Company or any Company Subsidiary, before any Governmental Authority, which, if adversely determined, (i) would reasonably be expected to have a Company Material Adverse Effect or (ii) prevent or materially delay the consummation by the Company of the Transactions.

(b)               Neither the Company nor any Company Subsidiary nor any share, security, equity interest, or material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would, in each case, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11        Labor and Employment Matters.

(a)                The Company and each Company Subsidiary are in compliance with all labor and employment Laws of the PRC, Hong Kong and Singapore, including all such Laws relating to (i) wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation; (ii) the collection and payment of withholding and/or social security Taxes and any similar Tax; and (iii) deductions, payments and contributions of retirement insurance, medical insurance, unemployment insurance, work-related injury insurance, birth and nursery insurance, pension fund insurance and any other social benefit payments required by applicable Laws, except for any non-compliance which would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.11(a) of the Company Disclosure Letter.

(b)               Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.11 of the Company Disclosure Letter, (i) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective current or former directors, employees, contractors, subcontractors, consultants, agents or other persons engaged by the Company or any Company Subsidiary in connection with their businesses (collectively, “Company Personnel”); (ii) there are no CBAs applicable to persons employed by the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary is a party to or bound by any CBAs; (iii) there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel, and there are not any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (iv) there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before any Governmental Authority; and (v) there is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any Company Personnel, nor has there been any such occurrence during the past two (2) years.

Section 4.12        Real Property; Title to Assets.

(a)                Section 4.12 of the Company Disclosure Letter sets forth a complete and correct list of (i) all real property and interests in real property owned by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Owned Real Property”) and (ii) all real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary as of the date of this Agreement pursuant to Leases requiring annual rental payments by the Company or any Company Subsidiary in excess of $500,000 per annum per Lease (collectively, the “Material Leased Real Property”). Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. There are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Company Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business, except as would not reasonably be expected to have a Company Material Adverse Effect. With respect to each Owned Real Property, except as set forth in Section 4.12(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased or otherwise granted to any person (other than the Company or a Company Subsidiary) the right to use or occupy such Owned Real Property or any portion thereof and (ii) other than the right of Parent and Amalgamation Sub pursuant to this Agreement and the statutory rights of first refusal of any lessee under the Laws of the PRC, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company is a party to any agreement or option to purchase any real property or interest therein.

(b)               The Company has made available to Parent copies of all Leases under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any Material Leased Real Property (together with all modifications, amendments and supplements thereto, the “Material Leases”). All current Leases entered into by the Company or a Company Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and there is no, under any of such Leases, existing material default or event of default by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party to such Lease, or person in the chain of title to such leased premises, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.13        Intellectual Property.

(a)                Section 4.13(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all of the following that are owned by or filed, patented or registered in the name of, the Company or any Company Subsidiary: (i) patented, registered or applied-for Intellectual Property (excluding domain names); (ii) material domain names; (iii) material unregistered trademarks and service marks; and (iv) material Software. The Company or a Company Subsidiary solely and exclusively owns all right, title, and interest in and to all material Intellectual Property set forth or required to be set forth in Section 4.13(a) of the Company Disclosure Letter, free and clear of all Liens except for Permitted Liens.

(b)               Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.13(b) of the Company Disclosure Letter: (i) each of the Company and the Company Subsidiaries either owns or has the right to use, all Intellectual Property used in, held for use in, or necessary for the conduct of its business; (ii) neither the Company nor any Company Subsidiary has infringed, misappropriated, or otherwise violated during the past two (2) years, or infringes, misappropriates or otherwise violates, any Intellectual Property of any person; (iii) neither the Company nor any Company Subsidiary has received written notice (including offers or requests to take a license) during the past two (2) years alleging that the conduct of the business of the Company or any of the Company Subsidiaries has infringed, misappropriated or otherwise violated, or as currently conducted infringes, misappropriates, or otherwise violates, any Intellectual Property rights of any person; (iv) to the knowledge of the Company, no third party is currently infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Company or any Company Subsidiary; (v) there is and has been no pending, or to the knowledge of the Company, threatened Action to which the Company or any Company Subsidiary is or was a party during the past two (2) years by any person challenging the validity or enforceability of, or the use or ownership by the Company or any Company Subsidiary of, or otherwise relating to any Intellectual Property; and (vi) to the knowledge of the Company, the Intellectual Property owned by the Company or any Company Subsidiary is valid and enforceable.

Section 4.14        Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.14 of the Company Disclosure Letter, (a) the Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by them and have paid and discharged all Taxes due and owing by them (whether or not shown as due on any Tax Return); (b) all such Tax Returns are true, accurate and complete in all material respects; (c) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith; (d) there are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any Taxes against the Company or any Company Subsidiary; (e) the Company and the Company Subsidiaries have properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Laws (f) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) there are no Liens for Taxes upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens; (h) neither the Company nor any Company Subsidiary has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4 or any similar provision of applicable Law; (i) neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company or a Company Subsidiary) as a result of being a member of a combined, unitary, consolidated or similar tax group, as a transferee or successor, by contract, or otherwise; (j) neither the Company nor any Company Subsidiary is a party to or bound by any material Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other customary commercial agreements or Contracts not primarily related to Tax or any agreement among or between only the Company and/or any Company Subsidiary); and (k) no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

Section 4.15        Material Contracts.

(a)                Except for (A) this Agreement, (B) any Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement filed as exhibits to the Company SEC Reports, (C) as set forth in Section 4.15(a) of the Company Disclosure Letter or (D) the Stock Incentive Plans (collectively, the “Material Contracts”), as of the date of this Agreement, none of the Company or any Company Subsidiary is a party to or bound by:

(i)                 contains covenants binding upon the Company or any of the Company Subsidiaries that materially restrict the ability of the Company or any of the Company Subsidiaries to engage in any business or compete in any business or with any person or operate in any geographic area;

(ii)               other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, is a joint venture, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or other similar arrangement, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)             is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any indebtedness of the Company or any of the Company Subsidiaries, in each case in excess of $3,000,000, is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly owned Subsidiaries;

(iv)             prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries or prohibits the pledging of the capital stock of the Company or any Company Subsidiary;

(v)               has resulted in payments to or from the Company or Company Subsidiaries of more than $5,000,000 in the aggregate for the prior fiscal year, except for the Contracts set out under the other subsections of this Section 4.15(a);

(vi)             is a settlement, conciliation, or similar Contract with any Governmental Authority pursuant to which the Company or any of the Company Subsidiaries has continuing obligations that materially restrict the operations of the Company or such Subsidiary or that involve the payment of more than $3,000,000 after the date of this Agreement;

(vii)           is a collective bargaining Contract or other Contract with any labor union, works council, labor organization, or any other similar organization of any Company Employees (each, a “CBA”);

(viii)         requires the Company or any of the Company Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its wholly owned Subsidiaries) in any such case which is in excess of $2,000,000;

(ix)             is a loan or other Contract between the Company or any of the Company Subsidiaries, on the one hand, and any director, member of senior management (Vice President and above), major Shareholder or any other related person (as defined under Item 404(a) of Regulation S-K) promulgated pursuant to the Securities Act) of the Company, on the other hand, including such loan or Contract that is required to be reported under Item 7 of Form 20-F of the SEC, other than (A) in relation to payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of the Company Subsidiaries, (B) in relation to reimbursement for expenses incurred on behalf of the Company or any of the Company Subsidiaries, (C) in relation to other employee benefits, including award agreements, notices of grants and other similar documents under the Stock Incentive Plans and (D) such loans and Contracts that involve the payment to any director or member of senior management (Vice President and above) of no more than $500,000 in the aggregate;

(x)               is between the Company or any of the Company Subsidiaries, on the one hand, and a Governmental Authority, on the other hand, with a transaction amount of more than $3,000,000;

(xi)             requires or permits the Company or any of the Company Subsidiaries, or any successor to, or acquirer of the Company or any of the Company Subsidiaries, to make any payment to another person or to give notice to or obtain consent from another person, or gives another person a right to receive or elect to receive any payment or terminate or materially amend or modify any Contract between the Company or any of the Company Subsidiaries and such person, in each case as a result of a change of control of the Company or any of the Company Subsidiaries, the Amalgamation or other Transactions;

(xii)           is a Contract relating to or in connection with the employment by the Company or any of the Company Subsidiaries of independent sales representatives under which the Company or any of the Company Subsidiaries undertakes, agrees or commits to or is required or obligated, whether contractually or by operation of any applicable Law, to assume any payments, obligations or other liabilities (whether outstanding or contingent) of such representatives’ prior employer in connection with any actions or inactions of such employer or other matters with respect to the independent sales representatives so employed (in each case with respect to the period prior to such employment);

(xiii)         (A) is a Contract involving license or rental of venues for exhibitions from any third party or imposing any other similar obligations on the Company or any of the Company Subsidiaries, (B) is a Contract pursuant to which the Company or any of the Company Subsidiaries (as a lessor) has a right to receive lease payments for office premises owned by the Company or such Subsidiary from any third party (as a lessee) or (C) a Material Lease; or

(xiv)         whether or not made in the ordinary course of business, the absence of which would reasonably be expected to have a Company Material Adverse Effect.

(b)               Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) as of the date of this Agreement, no party is in material breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim of material default under any Material Contract; and (iv) the Company has not received, as of the date of this Agreement, any notice in writing from any person that such person intends to terminate any Material Contract.

Section 4.16        Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all material insurance policies of the Company and the Company Subsidiaries are in full force and effect and (b) neither the Company nor any Company Subsidiary is in breach or default of any insurance policies.

Section 4.17        Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (b) to the knowledge of the Company, there have been no release of any Hazardous Materials at or on any property owned or operated by the Company or any Company Subsidiary, (c) neither the Company nor any Company Subsidiary has received from a Governmental Authority a request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar state or foreign statute, or any written notification alleging that it is liable for any release or threatened release of Hazardous Materials at any location, except with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise, and (d) neither the Company nor any Company Subsidiary has received any written claim or complaint, or is presently subject to any Action, relating to non-compliance with any Environmental Laws or any other liabilities pursuant to any Environmental Laws. This Section 4.17 constitutes the only representation and warranty of the Company with respect to Environmental Laws.

Section 4.18        Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 4.19        Brokers; Rights Plan. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of the Company. There are no “poison pills”, “shareholder rights plans” or similar Contracts to which the Company is a party with respect to any shares of capital stock of the Company.

Section 4.20        Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 5.08, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under Laws of Bermuda (if any), or similar provisions under the organizational documents of the Company, is applicable to this Agreement or the Transactions, including the Amalgamation.

Section 4.21        No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, each of Parent and Amalgamation Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company, any Company Subsidiary or their respective business, operations, condition (financial or otherwise) or any other matter or with respect to any other information provided to Parent, Amalgamation Sub or any of their respective Affiliates or Representatives, and that any such other representations and warranties are expressly disclaimed.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB

Parent and Amalgamation Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01        Corporate Organization; Capitalization.

(a)                Each of Parent and Amalgamation Sub is a legal corporation duly incorporated, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction in which it is incorporated, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of the business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay consummation of any of the Transactions by Parent or Amalgamation Sub or otherwise be materially adverse to the ability of Parent or Amalgamation Sub to perform their obligations under this Agreement.

(b)               Parent has previously furnished to the Company a true, correct and complete copy of the memorandum and articles of association of Parent and the memorandum of association and bye-laws of Amalgamation Sub, each as amended or modified to date, as in effect as of the date of this Agreement. Such memorandum and articles of association, memorandum of association and bye-laws are in full force and effect as of the date hereof. Neither Parent nor Amalgamation Sub is in violation of any provision of its memorandum and articles of association, with respect to Parent, or memorandum of association or bye-laws, with respect to Amalgamation Sub, in any material respect.

(c)                Parent was formed solely for the purpose of engaging in the Transactions and has not conducted any business prior to the date of this Agreement and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations and will have no asset, liability or obligation of any nature, other than (i) those as contemplated under this Agreement and in any other Transaction Document or (ii) those incidental to its formation, capitalization and the maintenance of its existence. The authorized share capital of Parent consists of 5,000,000 ordinary shares, par value US$0.01 per share. As of the date hereof, twelve (12) ordinary shares of Parent are issued and outstanding, all of which have been duly authorized, validly issued, fully paid and are non-assessable. There is no option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment of any character relating to the issued or unissued share capital of Amalgamation Sub or obligating Amalgamation Sub to issue or sell any shares of capital stock of, or other equity interests in, Amalgamation Sub other than as contemplated under this Agreement.

(d)               The authorized share capital of Amalgamation Sub consists of US$12,000 divided into 12,000 shares, of a par value US$1.00 per share. As of the date hereof, there is one (1) share of Amalgamation Sub issued and outstanding, which has been duly authorized, validly issued, fully paid and is non-assessable and which is owned by Parent free and clear of all Liens.

Section 5.02        Authority Relative to This Agreement. Each of Parent and Amalgamation Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Amalgamation Sub and the consummation by Parent and Amalgamation Sub of the Transactions have been duly and validly authorized by all necessary corporate actions by the respective directors of Parent and Amalgamation Sub, and, promptly following the execution of this Agreement, Parent will approve and adopt this Agreement and the Transactions (including the Amalgamation), in its capacity as sole shareholder of Amalgamation Sub, and, and no other corporate proceedings on the part of Parent or Amalgamation Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 5.03(b) and the filing with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act). This Agreement has been duly and validly executed and delivered by Parent and Amalgamation Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Amalgamation Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03        No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement by Parent and Amalgamation Sub do not, and the performance of this Agreement by Parent and Amalgamation Sub will not, (i) conflict with or violate the memorandum and articles of association (or equivalent organizational documents) of either Parent or Amalgamation Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or Amalgamation Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default under, or result in the creation of a Lien on any property or asset of Parent or Amalgamation Sub pursuant to, any Contract.

(b)               The execution, delivery and performance by Parent and Amalgamation Sub of this Agreement, and the performance of this Agreement by Parent and Amalgamation Sub and the consummation by Parent and Amalgamation Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of NASDAQ, (iii) the filing with the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act, (iv) the filing of the appropriate documents with the relevant authorities of other states in which Parent or Amalgamation Sub is qualified to do business, (v) the Requisite Regulatory Approvals, and (vi) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay consummation of any of the Transactions by Parent or Amalgamation Sub or otherwise be materially adverse to the ability of Parent or Amalgamation Sub to perform their obligations under this Agreement.

Section 5.04        Sufficient Funds; Equity Financing.

(a)                Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter pursuant to which each Guarantor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent in the aggregate amounts set forth therein (the “Equity Financing”, together with the Debt Financing, the “Financing”). The Equity Commitment Letter is also referred to herein as the “Financing Commitment”.

(b)               As of the date hereof, (i) the Financing Commitment is in full force and effect and are the valid and binding obligations of Parent and the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) the Financing Commitment has not been amended or modified and (iii) the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect; provided, that Parent and Amalgamation Sub may replace, amend or supplement the Financing Commitment to the extent permitted by Section 7.07. The aggregate proceeds contemplated by the Equity Financing will be sufficient for Amalgamation Sub and the Amalgamated Company to pay (1) the aggregate Per Share Amalgamation Consideration, and (2) any other amounts required to be paid by Parent, Amalgamation Sub and the Amalgamated Company in connection with the consummation of the Transactions upon the terms and subject to the conditions contemplated hereby and all related fees and expenses associated therewith. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Financing Commitment on the part of Parent or Amalgamation Sub or, to the knowledge of Parent or Amalgamation Sub, any other party thereto or that would otherwise excuse or permit any Guarantor to refuse to fund its obligations under the Financing Commitment. Subject to the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, Parent and Amalgamation Sub have no reason to believe that any of the conditions in the Financing Commitment will not be satisfied on or prior to the Closing Date or that the Equity Financing will not be available to Parent at the Effective Time. The Financing Commitment contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent or Amalgamation Sub on the terms and subject to the conditions therein.

(c)                As of the date hereof, there is no side letter or other agreement to which Parent or Amalgamation Sub or their respective Affiliates is a party that imposes conditions, affects the availability of or modifies, amends or expands the conditions to the funding, investing or contribution, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitment that are payable on or prior to the date hereof.

Section 5.05        Litigation. As of the date hereof, (a) there is no Action pending or, to the knowledge of Parent and Amalgamation Sub, threatened against Parent, Amalgamation Sub or any of their respective Subsidiaries, and (b) neither Parent nor Amalgamation Sub nor any of its Subsidiaries is subject to the provisions of any Law which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions by Parent or Amalgamation Sub or otherwise be materially adverse to the ability of Parent and Amalgamation Sub to perform their obligations under this Agreement.

Section 5.06        Parent Information. None of the information supplied or to be supplied in writing to the Company by or on behalf of Parent or Amalgamation Sub or any of its Subsidiaries specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Amalgamation Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 5.07        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fees or commissions in connection with the Transactions based upon arrangements made by or on behalf of Parent or Amalgamation Sub.

Section 5.08        Ownership of Securities. None of Parent, Amalgamation Sub or any of their respective Subsidiaries has purchased or disposed of or beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Parent, Amalgamation Sub or any of their Subsidiaries is (or during the past three (3) years has been) a party to any Contract (other than this Agreement and the other Transaction Documents), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares or any option, warrant or other rights to acquire any Shares.

Section 5.09        Operations of Amalgamation Sub. Amalgamation Sub has been formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, asset, liability or obligation of any nature other than those incident to its formation, capitalization and the maintenance of its existence or as contemplated under this Agreement or in connection with the Amalgamation and the other Transactions. Amalgamation Sub does not have any Subsidiary.

Section 5.10        Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or any of the Transactions, including the Amalgamation. The vote or consent of Parent, as the sole shareholder of Amalgamation Sub (which will be obtained prior to the Effective Time) is the only vote or consent of the holders of any class or series of shares or capital stock of Amalgamation Sub necessary to approve this Agreement and the Transactions, including the Amalgamation.

Section 5.11        Solvency. Assuming that (a) the conditions to the obligation of Parent and Amalgamation Sub to consummate the Amalgamation set forth in Section 8.01 and Section 8.02 have been satisfied or waived, (b) the representations and warranties of the Company in Article IV are accurate and complete, and (c) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of earnings of the Company and its Subsidiaries for the periods covered thereby, immediately following the Effective Time and after giving effect to the Amalgamation and taking into account the Financing and related transaction costs necessary in order to consummate the Transactions, the Amalgamated Company and each of its Subsidiaries will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Amalgamation; or (iii) have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective Indebtedness, in each case after giving effect to the Transactions.

Section 5.12        Guarantee. Concurrently with the execution and delivery of this Agreement, the Guarantors have delivered to the Company a duly executed Guarantee in favor of the Company to guarantee certain obligations of Parent and Amalgamation Sub under this Agreement. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guarantee.

Section 5.13        Certain Arrangements. As of the date of this Agreement, other than this Agreement, the Support Agreements and the Equity Commitment Letter, there is no Contract, whether oral or in written, between Parent, Amalgamation Sub or any of their Affiliates (excluding the Company and the Company Subsidiaries), on the one hand, and any member of the Company’s management, directors, officers, employees or Shareholders, on the other hand, that relate in any way to the Transactions, including any Contract (a) pursuant to which any Shareholder would be entitled to receive consideration of a different amount or nature than the Per Share Amalgamation Consideration in connection with the Transactions, (b) pursuant to which any Shareholder has agreed to vote to approve this Agreement, the Amalgamation or any of the Transactions or has agreed to vote against any Competing Transaction or (c) pursuant to which any person has agreed to provide, directly or indirectly, equity capital to Parent, Amalgamation Sub or the Company to finance in whole or in part of the Transactions, including the Amalgamation.

Section 5.14        Independent Investigation. Parent and Amalgamation Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was performed by Parent, Amalgamation Sub, their respective Affiliates and Representatives. Each of Parent and Amalgamation Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Amalgamation Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article IV).

Section 5.15        Non-Reliance on Company Estimates. The Company has made available to Parent and Amalgamation Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and the Company Subsidiaries and certain plan and budget information. Each of Parent and Amalgamation Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Amalgamation Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Amalgamation Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Amalgamation Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, any Company Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Amalgamation Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than fraud in connection therewith.

Section 5.16        No Additional Representations or Warranties. Except for the representations and warranties expressly contained in this Article V, the Company acknowledges that none of Parent, Amalgamation Sub or any other person on behalf of Parent or Amalgamation Sub makes any other express or implied representation or warranty with respect to Parent or Amalgamation Sub or any other matter or with respect to any other information provided to the Company, and that any such other representations and warranties are expressly disclaimed.

Article VI
CONDUCT OF BUSINESS PENDING THE AMALGAMATION

Section 6.01        Conduct of Business by the Company Pending the Amalgamation. The Company agrees that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, except as required by applicable Laws, as set forth in Section 6.01 of the Company Disclosure Letter or as expressly contemplated, required or permitted by any other provision of this Agreement, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned, the businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary course of business and in a manner consistent with past practice in all material aspects; and the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with the Governmental Authorities, customers, suppliers and other persons with which the Company or any Company Subsidiary has material relations, in each case in all material aspects. By way of amplification and not limitation, except as required by applicable Laws, as set forth in Section 6.01 of the Company Disclosure Letter, as expressly contemplated, required or permitted by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                amend or otherwise change its memorandum of association, bye-laws or equivalent organizational documents, other than the Bye-Laws Amendments to be approved and adopted by the Company;

(b)               issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance (collectively, “Transfer”) of, (i) any shares of any class of shares of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary other than the issuances of shares by a Company Subsidiary to the Company or another Company Subsidiary, or (ii) any Owned Real Property (other than any lease of any Owned Real Property in the ordinary course of business consistent with past practice) or (iii) any other assets of the Company or any Company Subsidiary having current value in excess of $1,000,000 in the aggregate, in each case except for (x) any grant or Transfer of Restricted Shares pursuant to the Re-allocated Stock Incentive Plan or (y) issue of Shares in respect of any Restricted Share Units outstanding as of the date hereof pursuant to the relevant Stock Incentive Plan and the relevant award agreements or documents each as in effect as of the date hereof;

(c)                declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares, or split, combine or reclassify any of its shares, other than dividends paid by a wholly-owned Company Subsidiary to its parent or another Company Subsidiary;

(d)               reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its Shares;

(e)                effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any Company Subsidiary, or create any new Company Subsidiaries, other than the merger, consolidation, amalgamation or other combination of any wholly-owned Company Subsidiary with any other wholly-owned Company Subsidiary;

(f)                (i) acquire or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any material assets, other than purchases of inventory and other assets in the ordinary course of business or pursuant to any existing Contracts; (ii) incur, assume, alter, amend or modify any Indebtedness in excess of US$1,000,000 in the aggregate, or guarantee such Indebtedness, or issue any debt securities or make any loans or advances in excess of US$1,000,000 in the aggregate; or (iii) authorize, or make any commitment with respect to, any capital expenditure or any acquisition which is in excess of US$5,000,000 in the aggregate, for the Company and the Company Subsidiaries taken as a whole, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

(g)               make any material changes with respect to any financial accounting policies, methods or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and the Company Subsidiaries, except as required by changes in statutory or regulatory accounting rules, IFRS or applicable Laws;

(h)               materially amend, or modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder; or enter into any Contract that would have been a Material Contract if it had been in effect as of the date hereof, or modify, extend or renew any Contract that after such modification, extension or renewal would have been a Material Contract if it had been in effect as of the date hereof;

(i)                 settle any material Action, other than settlements (i) in the ordinary course of business and consistent with past practice, (ii) requiring the Company or any Company Subsidiary to pay monetary damages not exceeding US$1,000,000, and (iii) not involving the admission of any wrongdoing by the Company or any Company Subsidiary;

(j)                 engage in the conduct of any new line of business material to the Company and the Company Subsidiaries, taken as a whole;

(k)               make, revoke or change any material Tax election, materially amend any Tax Return or waive any statute of limitations with respect to any material Tax claim or assessment;

(l)                 create or incur any Lien, other than Permitted Liens on any assets of the Company or its Subsidiaries;

(m)             except (x) as required pursuant to this Agreement or the terms of any Company Plan as in effect on the date hereof and disclosed and provided to Parent before the date hereof or (y) in relation to all of the following involving no more than US$1,000,000 in the aggregate, (A) increase (including by establishing, entering into or amending any Company Plan or any Contract) the compensation or benefits (including change in control, retention, severance or termination pay) of any of its Company Personnel, directors or senior management (Vice President or above), (B) grant any bonus, change in control, retention, severance or termination pay to any current or former Company Personnel, directors or officers, (C) take any action to accelerate the vesting, funding or payment of any compensation, or benefits under, any Company Plan or otherwise (for the avoidance of doubt, this Section 6.01(m) shall not in any event affect the restrictions set forth under Section 6.01(b) hereof, but shall not restrict the Company or Company Subsidiaries from taking any action as set forth in clauses 1 and 2 of Section 6.01 of the Company Disclosure Letter); or

(n)               agree, authorize or enter into any agreement to take any of the actions prohibited by this Section 6.01.

Section 6.02        Conduct of Business by Parent and Amalgamation Sub Pending the Amalgamation. Each of Parent and Amalgamation Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action or fail to take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Transactions, including the Amalgamation, becoming incapable of being satisfied; or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or impede the ability of Parent or Amalgamation Sub to consummate the Amalgamation or the other Transactions.

Section 6.03        No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Amalgamation Sub, directly or indirectly, the right to control the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Amalgamation Sub’s operations. Prior to the Effective Time, each of Parent, Amalgamation Sub and the Company shall exercise, consistent with the terms and subject to the conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.04        Bermuda Required Actions. Prior to the Closing,

(a)                the Company shall: (i) procure that the statutory declaration required by Section 108(3) of the Bermuda Companies Act is duly sworn by one of the officers of the Company; (ii) prepare a certified copy of the minutes of the Shareholders’ Meeting; and (iii) provide any and all other supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act; and

(b)               Amalgamation Sub shall (and Parent, as the sole shareholder of Amalgamation Sub, shall cause Amalgamation Sub to) (i) procure that the statutory declaration required by Section 108(3) of the Bermuda Companies Act is duly sworn by one of the officers of Amalgamation Sub; (ii) prepare a certified copy of the shareholder’s resolution of Amalgamation Sub evidencing the approval of Parent, as the sole shareholder of Amalgamation Sub, of the Amalgamation; and (iii) provide any and all other supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act.

Article VII
ADDITIONAL AGREEMENTS

Section 7.01        Proxy Statement(a)                .

(a)                The Company shall, with the assistance of Parent, prepare and furnish to the SEC, as promptly as reasonably practicable after the date of this Agreement (and in any event within ten (20) Business Days), a Form 6-K with a proxy statement (such proxy statement, as amended and/or supplemented, being referred to herein as the “Proxy Statement”). Parent, Amalgamation Sub and the Company will cooperate with each other in the preparation of such Form 6-K and Proxy Statement. Unless the Company Board has made a Change in the Company Recommendation in accordance with the provisions of this Agreement, the Company Recommendation shall be included in the Proxy Statement.

(b)               Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to furnishing the Form 6-K with the Proxy Statement (or any amendment or supplement thereto) to the SEC, or any dissemination of the Proxy Statement to the Shareholders, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documents, and the Company shall consider in good faith the comments reasonably proposed by Parent. Each of Parent and Amalgamation Sub will promptly furnish to the Company the information relating to it to be included in the Proxy Statement as reasonably requested by the Company, which shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; provided, however, that Parent and Amalgamation Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement. The Company shall promptly notify Parent and Amalgamation Sub upon the receipt of any correspondences from any Governmental Authority with respect to, or any request from any Governmental Authority for amendments or supplements, to the Proxy Statement and shall provide Parent with copies of all correspondences between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, relating to the Proxy Statement. Parent shall promptly provide the Company with copies of all correspondences between it and its Representatives, on the one hand, and such Governmental Authority, on the other hand, relating to the Proxy Statement. The Company shall cause the Proxy Statement to be mailed to holders of Shares as of the record date established for the Shareholders’ Meeting as promptly as reasonably practicable (but in any event no more than five (5) Business Days) after the date on which the Company furnishes to and/or cleared with the SEC the Form 6-K with the Proxy Statement.

(c)                If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent, Amalgamation Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Amalgamation Sub or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Laws, disseminated to the Shareholders.

Section 7.02        Shareholders’ Meeting. The Company, acting through the Company Board (or a committee thereof), shall as promptly as reasonably practicable following the date on which the Company files and/or cleared with the SEC the Form 6-K with the Proxy Statement (but subject to the last sentence of this Section 7.02), take all action required under the Bermuda Companies Act, the memorandum of association and the bye-laws of the Company and the applicable requirements of the NASDAQ necessary to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable the Shareholders’ Meeting; provided that the Company may adjourn such meeting solely (i) to the extent required by Law, (ii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to approve the Bye-Laws Amendments and/or to obtain the Requisite Company Vote, (iii) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum as necessary to conduct the business of the Shareholders’ Meeting or (iv) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Laws, and for such supplemental or amended disclosure to be disseminated and reviewed by the Shareholders prior to the Shareholders’ Meeting. The Company, acting through the Company Board (or a committee thereof), shall, subject to Section 7.04(c) and Section 7.04(d), (a) make the Company Recommendation and include in the Proxy Statement the Company Recommendation and, subject to the consent of the Financial Advisor, the written opinion of the Financial Advisor, and (b) use its reasonable best efforts to obtain the Requisite Company Vote; provided that the Company Board may (1) fail to include the Company Recommendation in the Proxy Statement, (2) withdraw, modify, qualify or change the Company Recommendation, in a manner adverse to Parent or Amalgamation Sub, or (3) adopt, approve or recommend, or publicly propose or announce any intent to adopt, approve or recommend, any of the foregoing (including any Competing Transaction) or otherwise take any other action or make any other public statement in connection with the Shareholders’ Meeting inconsistent with the Company Recommendation (any of the actions described in the foregoing clauses (1) through (3), a “Change in the Company Recommendation”), in each case in accordance with the terms and conditions of Section 7.04(c) and Section 7.04(d), as applicable, and, following such Change in the Company Recommendation, may fail to use such reasonable best efforts to obtain the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholders’ Meeting if this Agreement is validly terminated in accordance with Article IX.

Section 7.03        Access to Information.

(a)                From the date hereof until the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with Article IX, and subject to applicable Laws and the Confidentiality Agreement, upon reasonable advance notice from Parent, the Company and the Company Subsidiaries shall (i) provide to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records and personnel of such party, (ii) to the extent not publicly available, furnish to Parent and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request, and (iii) instruct their employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in their investigation in connection with the Transactions; provided, that neither the Company nor any Company Subsidiary shall be required to (1) take or allow actions that would unreasonably interfere with its operation of the business or (2) provide access to or furnish any information if doing so would violate any applicable Laws or where such access to information may involve the waiver of any privilege so long as the Company or such Company Subsidiary has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise its privilege with respect thereto. For the avoidance of doubt, the Company will, and will cause the Company Subsidiaries to, cooperate with Parent in seeking and use reasonable efforts to secure any consent or waiver or other arrangements to allow disclosure of such information in accordance with this Agreement and/or the Confidentiality Agreement in a manner that would not result in such violation or waiver of privilege.

(b)               All information obtained by the parties pursuant to this Section 7.03 shall be kept confidential in accordance with Section 10.12.

(c)                No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04        No Solicitation of Transactions.

(a)                Until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, the Company and the Company Subsidiaries shall not, and shall cause their respective Representatives not to, directly or indirectly:

(i)                 solicit, initiate or take any other action knowingly to facilitate or encourage any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(ii)               engage in, continue or otherwise participate in any discussions or negotiations regarding (or fail to cease or cause to be terminated existing activities, discussions or negotiations), or provide any non-public information or data concerning, the Company or any of the Company Subsidiaries to any person (other than Parent, Amalgamation Sub or any designees of Parent or Amalgamation Sub) with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal;

(iii)             approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) providing for, relating to, or reasonably be expected to result in any Acquisition Proposal; or

(iv)             propose or agree to do any of the foregoing.

(b)               Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Requisite Company Vote, the Company, the Company Subsidiaries and its and their respective Representatives may, following the receipt of an unsolicited written Acquisition Proposal that did not result from a material breach of this Section 7.04:

(i)                 contact the person or group of persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof so as to determine whether such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(ii)               provide information (including any material non-public information or data concerning the Company or any of the Company Subsidiaries) in response to the request of the person or group of persons who has made such Acquisition Proposal, if and only if, prior to providing such information, the Company has received from the person or group of persons so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within thirty-six (36) hours) make available to Parent any non-public information concerning the Company and/or any of the Company Subsidiaries that is provided to any person or group of persons making such Acquisition Proposal that is given such access and that was not previously made available to Parent or its Representatives; and/or

(iii)             engage or participate in any discussions or negotiations with the person or group of persons who has made such Acquisition Proposal;

provided that prior to taking any action described in Section 7.04(b)(ii) or Section 7.04(b)(iii) above, the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or may reasonably be expected to result in, a Superior Proposal.

(c)                Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.04, at any time prior to obtaining the Requisite Company Vote, the Company Board may (A) effect a Change in the Company Recommendation and/or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement, if and only if:

(i)                 the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an unsolicited Acquisition Proposal that did not otherwise result from a material breach of this Section 7.04, that such proposal would, if consummated, result in a Superior Proposal and that failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law;

(ii)               prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement in accordance with this Section 7.04(c), (A) the Company shall have provided prior written notice (the “Change or Termination Notice”) to Parent that the Company Board has resolved to effect a Change in the Company Recommendation or to terminate this Agreement pursuant to Section 9.03(b), describing in reasonable detail the reasons for such Change in the Company Recommendation or termination (which notice shall specify, if related to an Acquisition Proposal, the material terms thereof), and (B) the Company shall (1) cause its financial and legal advisors to, during the period beginning at 5:00 p.m. Hong Kong Time on the day of delivery by the Company to Parent of such Change or Termination Notice (or, if delivered after 5:00 p.m. Hong Kong Time or any day other than a Business Day, beginning at 5:00 p.m. Hong Kong Time on the next Business Day) and ending three (3) Business Days later at 5:00 p.m. Hong Kong Time (the “Notice Period”) negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) any proposed modifications to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee so that such Superior Proposal ceases to constitute a Superior Proposal or so that the failure to effect a Change in the Company Recommendation would no longer be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) permit Parent and its Representatives during the Notice Period to make a presentation to the Company Board regarding this Agreement, the Equity Commitment Letter and/or the Guarantee and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that, with respect to a Change in the Company Recommendation made in connection with an Acquisition Proposal or a termination of this Agreement to enter into an Alternative Acquisition Agreement, in the event of any material revisions to the Acquisition Proposal, the Company shall deliver a new written notice to Parent and comply again with the requirements of this Section 7.04(c)(ii) with respect to such new written notice;

(iii)             following the end of the Notice Period (and any renewed period thereof), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, the Equity Commitment Letter and/or the Guarantee, that the Acquisition Proposal continues to constitute a Superior Proposal and failure to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal would still reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; and

(iv)             the Company shall have paid, or caused the payment of, the Company Termination Fee in accordance with Section 9.06(a).

(d)               Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance by the Company with this Section 7.04, at any time prior to obtaining the Requisite Company Vote, the Company Board may make a Change in the Company Recommendation contemplated by clauses (1) or (2) of the definition thereof, if and only if (A) an Intervening Event occurs, (B) as a result thereof the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (C) the Company Board has complied with the requirements set forth in Section 7.04(c)(ii) as if such requirements in connection with a Change in the Company Recommendation relating to a Superior Proposal related to an Intervening Event and (D) following the end of the Notice Period (and any renewed period thereof), the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of any proposed amendment or modification to this Agreement, the Equity Commitment Letter and/or the Guarantee, that failure to make a Change in the Company Recommendation contemplated by clauses (1) or (2) of the definition thereof would still reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e)                Nothing contained in this Section 7.04 shall be deemed to prohibit the Company or the Company Board from taking and disclosing to its Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to Shareholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the Shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Shareholders) or from making any legally required disclosure to Shareholders with regard to the Transactions or an Acquisition Proposal; provided that, subject to Section 7.02, any public disclosure (other than any “stop, look and listen” statement) by the Company or the Company Board thereof relating to any determination or other action by the Company Board with respect to any Acquisition Proposal shall be deemed to be a Change in the Company Recommendation unless the Company Board expressly publicly reaffirms its Company Recommendation in such disclosure and expressly publicly recommends against any Acquisition Proposal within ten (10) business days of the commencement of any tender offer with respect thereto.

(f)                The Company agrees that it will promptly (and, in any event, within thirty-six (36) hours) notify Parent if it or, to its knowledge, any of its Representatives becomes aware that any Acquisition Proposal or any request for information or discussions with respect to a potential Acquisition Proposal (which notice will include the material terms and conditions of any proposals or offers) and thereafter shall keep Parent reasonably informed in writing of the status of any such discussions or negotiations. None of the Company, the Company Board or any committee thereof shall enter into any binding agreement or Contract with any person to limit the Company’s ability to give prior notice to Parent of its intention to effect a Change in the Company Recommendation or to terminate this Agreement in light of a Superior Proposal.

(g)               For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)                 “Competing Transaction” any of the following (other than the Transactions): (A) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company are attributable; (B) any sale, lease, exchange, transfer or other disposition of assets or businesses of the Company and the Company Subsidiaries that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and the Company Subsidiaries, taken as a whole; (C) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company; or (D) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company.

(ii)               “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Parent, Amalgamation Sub or their respective Affiliates) relating to a Competing Transaction.

(iii)             “Superior Proposal” means a bona fide and written Acquisition Proposal involving more than 50% of the total voting power of the equity securities of the Company that the Company Board in good faith determines (A) is reasonably likely to be consummated in accordance with its terms and (B) would, if consummated, result in a transaction that is more favorable from a financial point of view to the Company and the Shareholders than the Transactions, in each case, after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Transactions and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 7.04(c).

(h)               Notwithstanding anything to the contrary set forth in this Section 7.04(h), the Company acknowledges and agrees that (i) any violation of the restrictions or obligations set forth in this Section 7.04 by any Company Subsidiary or their or the Company’s Representatives shall constitute a breach of this Section 7.04 by the Company (provided that such violations by Representatives other than directors, officers or employees of the Company or the Company Subsidiaries shall constitute a breach of this Section 7.04 only if the Company does not use its reasonable best efforts within three (3) Business Day of the date on which the Company obtains knowledge of such violation to prevent further violations), and (ii) it shall not nor shall it permit the Company Subsidiaries to enter into any agreement that prohibits or restricts the Company from providing to Parent the information contemplated by this Section 7.04 or otherwise complying with this Section 7.04.

Section 7.05        Directors’ and Officers’ Indemnification and Insurance.

(a)                The bye-laws (or comparable organizational documents) of the Amalgamated Company shall contain provisions no less favorable with respect to exculpation, advances of expenses and indemnification than are set forth in the bye-laws (or comparable organizational documents) of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were former or present directors or officers of the Company, unless such modification shall be required by applicable Laws. The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements and employment agreements by and among the Company or the Company Subsidiaries and their respective directors and officers, as in effect as of the date hereof and set forth under Section 7.05(a) of the Company Disclosure Letter, shall survive the Amalgamation in accordance with their terms.

(b)               The Amalgamated Company shall, and Parent shall cause the Amalgamated Company to, maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company or the Company Subsidiaries with respect to matters occurring or allegedly occurring at or prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”), on terms and subject to conditions no less favorable than those in effect on the date hereof and with reputable carriers having a rating comparable to the current carrier; provided, however, that the Amalgamated Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than the current policy. In addition, the Company may, at its option, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and subject to conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Amalgamated Company shall, and Parent shall cause the Amalgamated Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Amalgamated Company under this Section 7.05(b) shall terminate.

(c)                Subject to the terms and conditions of this Section 7.05, from and after the Effective Time, the Amalgamated Company shall comply with all of its obligations, and shall cause the Company Subsidiaries to comply with their respective obligations, to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof (and of the Company) against any and all costs or expenses (including reasonable and documented attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities, obligations (including reasonable and documented experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs), fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation (“Indemnity Proceeding”), whether civil, criminal, administrative or investigative, and whether initiated by the Company, the Amalgamated Company, any Governmental Authority or any other party (“Damages”), based in whole or in part on, arising out of, relating to or in connection with, (1) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary, or (2) any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Company Subsidiaries’ organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by any applicable Laws, including the approval of this Agreement, the Amalgamation or the other Transactions or arising out of or pertaining to the Transactions; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Laws; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Company Subsidiary if such service was at the request or for the benefit of the Company or any Company Subsidiary; provided, further, that, in each case of clauses (i) and (ii), if required by any applicable Laws, such person shall have provided the Amalgamated Company with a written undertaking to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this Section 7.05. In any event any Indemnity Proceeding is brought against a person entitled to indemnity under this Section 7.05, Parent and Amalgamated Company shall each use its commercially reasonable efforts to cooperate in the vigorous defense of such Indemnity Proceeding; provided, that none of Parent, the Amalgamated Company or a person entitled to indemnity shall settle, compromise or consent to the entry of any judgment in such Indemnity Proceeding without the prior written consent of the others (such consent not to be unreasonably withheld or delayed).

(d)               The obligations of Parent and the Amalgamated Company and the Company Subsidiaries under this Section 7.05 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party or any other person entitled to the benefit of this Section 7.05, to whom this Section 7.05 applies, without the consent of such affect Indemnified Party or person, as the case may be. If Parent or the Amalgamated Company or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with, amalgamate with or merge into any other corporation or entity and shall not be the continuing or Amalgamated Company or entity of such consolidation, amalgamation or merger or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Amalgamated Company, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 7.05.

Section 7.06        Notification of Certain Matters. Each of the Company and Parent shall promptly notify the other in writing of:

(a)                any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)               any Actions commenced or, to the knowledge of the Company or Parent, as the case may be, threatened in writing against the Company or any Company Subsidiary or Parent and any of its Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(c)                any material breach of any representation or warranty or material failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 7.06 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to this Section 7.06 shall not constitute a failure of a condition to the Amalgamation or any other Transaction set forth in Article VIII except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

Section 7.07        Financing.

(a)                Parent, Amalgamation Sub and the Guarantors shall not (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Equity Commitment Letter if such amendment, replacement, supplement, modification or waiver (i) decreases the aggregate amount of the Equity Financing to an amount that would be less than an amount that would be required to consummate the Amalgamation and make the other payments required by Parent, Amalgamation Sub and the Amalgamated Company hereunder or otherwise contemplated in connection herewith, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Equity Financing, (iii) would reasonably be expected to prevent, impede or delay the consummation of the Transactions, or (iv) materially and adversely impacts the ability of Parent or Amalgamation Sub to enforce its rights against the other parties to the Equity Commitment Letter. Upon request, Parent shall furnish to the Company a copy of any replacement, amendment, modification, waiver or consent of or relating to the Equity Commitment Letter promptly upon execution thereof. Upon any replacement, amendment, supplement or modification of the Equity Commitment Letter made in compliance with this Section 7.07(a) (excluding any amendment for the sole purpose of joining or adding additional commitment parties thereto), Parent shall provide a copy thereof to the Company and the term “Equity Commitment Letter” shall mean the Equity Commitment Letter as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 7.07 shall not relieve Parent or Amalgamation Sub of its obligation to consummate the Transactions whether or not the Equity Financing is available and each of Parent and Amalgamation Sub acknowledges that this Agreement, the Amalgamation and the other Transactions are not contingent on Parent’s or Amalgamation Sub’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.

(b)               Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Amalgamation Sub, and shall cause its Subsidiaries and its Representatives to use reasonable best efforts to provide to Parent and Amalgamation Sub, at Parent’s sole cost and expense, all reasonable cooperation reasonably requested by Parent that is necessary and customary in connection with any debt financing (if any) to be obtained by Parent, Amalgamation Sub or their respective Affiliates in connection with the Amalgamation (the “Debt Financing”), including using reasonable best efforts to take the following actions: (i) furnishing Parent and Amalgamation Sub and their financing sources with the Required Information or other documents and information reasonably requested by Parent in connection with the Debt Financing, including in relation to the Company’s or any of the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto, (ii) upon reasonable notice, participating in a reasonable number of lender presentations in connection with the Debt Financing at reasonable times and locations mutually agreed and otherwise reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Debt Financing, (iii) reasonably assisting with procuring customary payoff letters, lien releases and terminations and (iv) providing information regarding the Company and the Company Subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations at least three (3) Business Days prior to the Closing, to the extent requested in writing ten (10) Business Days prior to the Closing.

(c)    Notwithstanding Section 7.07(b), (x) nothing in this Section 7.07 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company and the Company Subsidiaries and (y) none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Debt Financing or be required to take any action for which it would not be indemnified hereunder, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing prior to the Effective Time. For the avoidance of doubt, none of the Company or the Company Subsidiaries or their respective officers, directors (with respect to any Company Subsidiary) or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to the Debt Financing.

(d)               Parent (i) shall promptly, upon request by the Company, reimburse the Company following the valid termination of this Agreement for all reasonable and documented out-of-pocket costs (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of the Company Subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 7.07 and (ii) shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 7.07 (including any action taken in accordance with this Section 7.07) and any information utilized in connection therewith, except in the event such losses arose out of or resulted from (x) the willful misconduct of such person or (y) misstatements or omissions in written historical information provided by or on behalf of the Company or the Company Subsidiaries specifically for use in connection with the Debt Financing.

(e)                The Company hereby consents to the use of the logos of the Company and the Company Subsidiaries by Parent and Amalgamation Sub in connection with the Debt Financing; provided that Parent and Amalgamation Sub shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

Section 7.08        Further Action; Reasonable Best Efforts.

(a)                Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to (and, in the case of Parent, cause each other member of the Parent Group to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to cause the conditions to Closing to be satisfied.

(b)               In furtherance and not in limitation of the foregoing, each party shall use reasonable best efforts to take any and all other actions reasonably necessary, proper or advisable to obtain approval, consent, clearance or expiration of waiting periods from appropriate Governmental Authorities under the PRC Anti-Monopoly Law as soon as practicable. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall any party hereto or any of its Affiliates be required to offer, agree or consent to any of the following measures: (A) the sale, assignment, transfer, divestiture, holding separate or other disposition any assets, business or portion of business of such party or its Affiliates or (B) the imposition of any restriction, licensing, access or other requirements, or limitation on the operation of the business or portion of the business of such party or its Affiliates. The parties shall make an appropriate filing pursuant to the PRC Anti-Monopoly Law with respect to the Transactions as promptly as practicable following the date hereof and in any event within twenty (20) Business Days after the date hereof.

(c)                Notwithstanding the foregoing, each of the parties hereto shall mutually agree on the strategy and process as soon as practicable by which the parties will seek the PRC Anti-Monopoly Law approval; and shall use its reasonable best efforts to (i) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Authority pursuant to the PRC Anti-Monopoly Law; (ii) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (iii) subject to applicable Law, furnish to the other party hereto as promptly as reasonably practicable all information required for any application or other filing to be made by the other party hereto pursuant to any applicable Law in connection with the Transactions; (iv) promptly notify the other party hereto of any substantive communication received by such party from, or given by such party to, the Ministry of Commerce of the PRC (“MOFCOM”) or any other applicable Governmental Authority and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and, subject to applicable Law, furnish the other party hereto promptly with copies of all correspondence and communications between them and the MOFCOM or any other Governmental Authority with respect to the Transactions; (v) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the MOFCOM or any other Governmental Authority in respect of such registrations, declarations and filings or such Transactions; and (vi) permit the other party hereto to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any communication, meeting or conference with, the MOFCOM or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person; provided that each party hereto shall be entitled to redact material (1) to comply with contractual arrangements, (2) to address good faith legal privilege or confidentiality concerns or (3) to the extent relating to Company valuation and similar matters relating to the Amalgamation.

(d)               No party hereto shall independently participate in any substantive meeting or communication with any Governmental Authority in respect of any such filings, investigation or other inquiry relating to Section 7.08(b) or Section 7.08(c) without giving the other parties hereto sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such substantive meeting or communication.

(e)                Subject to the obligations under Section 7.08(b) and Section 7.08(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority under the Antitrust Laws in a court of competent jurisdiction challenging the Amalgamation or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Amalgamation Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding until the entry of a judgment on the merits in such action or proceeding (regardless of whether such judgment is appealable). Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 7.08(e) that is not conditioned upon consummation of the Amalgamation. Nothing in this Agreement shall require Parent or Amalgamation Sub to initiate any administrative or judicial action or proceeding against a Governmental Authority regarding the Amalgamation or the other Transactions.

(f)                The parties hereto acknowledge and agree that all obligations of the Company, Parent and Amalgamation Sub related to regulatory approvals required under Antitrust Laws shall be governed exclusively by this Section 7.08.

Section 7.09        Employee Matters.

(a)                For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to those employees of the Company and the Company Subsidiaries who are actively employed as of immediately prior to the Effective Time (“Company Employees”) annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation and benefits, defined benefit pension benefits, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits), that are substantially comparable, in the aggregate, to such annual base salary and base wages, short-term cash incentive compensation opportunities and benefits (excluding equity-based compensation and benefits, defined benefit pension benefits, deferred compensation benefits and retiree medical and other post-termination medical and welfare benefits) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Amalgamated Company from terminating the employment (or any particular term or condition) of any Company Employee at any time and for any or no reason.

(b)               Parent shall, or shall cause its Subsidiaries to, credit each Company Employee for service earned on and prior to the Effective Time with the Company and its Affiliates, or any of their respective predecessors, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days and/or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of Parent or any of its Subsidiaries in which the Company Employees are eligible to participate during the applicable plan in which the Closing Date occurs (other than any such plan that as of immediately prior to the Closing Date is frozen to new participants) and (ii) for such additional purposes as required by applicable Laws, in each case, to the same extent and for the same purpose that such service was recognized under an analogous employee benefit plan of the Company or any Company Subsidiary that was in effect as of immediately prior to the Closing Date; provided that nothing herein shall result in a duplication of benefits or compensation with respect to Company Employees.

(c)                The provisions of this Section 7.09 are solely for the benefit of the parties to this Agreement, and no provision of this Section 7.09 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any benefit or compensation plan, program, policy, agreement or arrangement for purposes of ERISA or otherwise, (ii) limit the ability of Parent or any of its Subsidiaries to amend, terminate, modify or establish any benefit or compensation plan, program, policy, agreement or arrangement at any time, and (iii) confer upon any person or create any right or remedy for any person, including any third party beneficiary right or any right to enforce the provisions hereof.

Section 7.10        Obligations of Amalgamation Sub. Parent shall take all actions necessary to cause Amalgamation Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Amalgamation, on the terms and subject to the conditions set forth in this Agreement.

Section 7.11        Participation in Litigation. Prior to the Effective Time, (a) the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such party, threatened against such party and/or its directors which relate to this Agreement or the Transactions, and (b) the Company shall give Parent the opportunity to participate in the defense or settlement of any Actions of Shareholders against the Company and/or its directors relating to this Agreement or the Transactions at its own expense and shall consider in good faith Parent’s advice with respect to such Actions, and no such Action shall be settled or compromised without Parent’s prior written consent, which consent should not be unreasonably withheld, conditioned or delayed.

Section 7.12        Resignations. To the extent requested by Parent in writing at least twenty (20) Business Days prior to the Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors and officers (where applicable) of the Company originally appointed by the controlling Shareholder of the Company or the Company (as applicable) and designated by Parent.

Section 7.13        Public Announcements. The initial press release regarding the Amalgamation shall be a joint press release and, thereafter, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system, or with respect to a Change in the Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company or the Company Board permitted under Section 7.04. Each press release with respect to this Agreement and the Transactions shall be issued only in such form as shall be mutually agreed upon by the Company and Parent, and Parent and the Company shall use reasonable best efforts to consult with each other before issuing any press release, having any communication with the press, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions. Notwithstanding the foregoing, Parent, Amalgamation Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the Transactions to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such person, in each case, who are subject to customary confidentiality restrictions to the extent consistent with prior public disclosures by the parties hereto made in accordance with this Section 7.13.

Section 7.14        Stock Exchange Delisting. Prior to the Closing Date, Parent shall, and the Company shall cooperate with Parent to, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the SEC and NASDAQ to cause the delisting by the Amalgamated Company from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.15        Takeover Statutes. If any takeover statute is or may become applicable to the Amalgamation or any of the Transactions after the date hereof, each of Parent, the board of directors of Parent, the Company and the Company Board shall use its respective commercially reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that such Transaction may be consummated as promptly as practicable on the terms and subject to the conditions contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on such Transaction.

Section 7.16        Expenses. Except as otherwise provided in this Agreement, whether or not the Amalgamation is consummated, all costs and expenses incurred in connection with this Agreement and the Amalgamation and the other Transactions shall be paid by the party incurring such expense, except that (a) the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including the applicable SEC filing fees) and the solicitation of the Requisite Company Vote shall be shared equally by Parent and the Company and (b) Parent shall pay all filing fees and other charges for all filings, if any, required under PRC Anti-Monopoly Laws.

Section 7.17        Management. Except as set forth in the Support Agreements, in no event shall Parent or Amalgamation Sub or any of their respective Affiliates, enter into or seek to enter into any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with a Competing Transaction.

Article VIII
CONDITIONS TO THE AMALGAMATION

Section 8.01        Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Amalgamation Sub to consummate the Amalgamation are subject to the satisfaction or written waiver (where permissible under applicable Laws) at or prior to the Effective Time of the following conditions:

(a)                Shareholder Approval. The Bye-Laws Amendments shall have been approved and adopted by the Company, and the Agreement and the Amalgamation shall have been authorized and approved by the Requisite Company Vote.

(b)               Joint Application and Supporting Documents. The Joint Application shall have been made by the Amalgamation Sub and the Company in accordance the Bermuda Companies Act, and all supporting documentation and consents required by the Registrar to register the Amalgamation pursuant to the Bermuda Companies Act shall have been delivered, pursuant to Section 2.03 of this Agreement.

(c)                No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making any Transaction, including the Amalgamation, illegal or otherwise prohibiting, enjoining, restraining, or preventing the consummation of the Amalgamation or any other Transactions (an “Injunction”).

(d)               Antitrust Consents. The parties hereto shall have made all necessary filings under the PRC Anti-Monopoly Law, and shall have received clearance under the PRC Anti-Monopoly Law approving the Amalgamation.

Section 8.02        Conditions to the Obligations of Parent and Amalgamation Sub. The obligations of Parent and Amalgamation Sub to consummate the Amalgamation are subject to the satisfaction or waiver (where permissible under applicable Laws) at or prior to the Effective Time of the following additional conditions:

(a)                Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 4.03 (Capitalization), each of the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 4.03 (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)               Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)                Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)               Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement that is continuing.

Section 8.03        Conditions to the Obligations of the Company. The obligations of the Company to consummate the Amalgamation are subject to the satisfaction or written waiver by the Company (where permissible under applicable Laws) at or prior to the Effective Time of the following additional conditions:

(a)                Representations and Warranties. Each of the representations and warranties of Parent and Amalgamation Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Amalgamation Sub to consummate the Transactions.

(b)               Agreements and Covenants. Parent and Amalgamation Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)                Officer Certificate. Parent and Amalgamation Sub shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director of each of Parent and Amalgamation Sub, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04        Frustration of Closing Conditions. None of the Company, Parent or Amalgamation Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement or consummate the Transactions.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01        Termination by Mutual Consent. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent, Amalgamation Sub and the Company with the approval of their respective boards of directors, notwithstanding approval of this Agreement by the shareholder(s) of all or any of Parent, Amalgamation Sub and/or the Company.

Section 9.02        Termination by Either the Company or Parent. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned by either the Company or Parent at any time prior to the Effective Time, if:

(a)                the Amalgamation shall not have been consummated on or before the date which is nine (9) months after the date of this Agreement  (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.02(a) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate by the Termination Date;

(b)               any Governmental Authority having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.02(b) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in the enactment, issuance, promulgation, enforcement or entry of an Injunction by any Governmental Authority; provided further that the party hereto seeking to terminate this Agreement pursuant to this Section 9.02(b) shall have used such standard of efforts to the extent required pursuant to Section 7.08 to prevent, oppose and remove such restraint, injunction or other prohibition; or

(c)                the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof.

Section 9.03        Termination by the Company. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned by the Company, if:

(a)                a breach or failure of any representation, warranty or covenant of Parent or Amalgamation Sub set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and such breach or failure is not capable of being cured or has not been cured within thirty (30) Business Days of the receipt by Parent or Amalgamation Sub of written notice thereof from the Company; provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 9.03(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 8.01 or Section 8.02 not to be satisfied;

(b)               the Amalgamation shall not have been consummated within five (5) Business Days of the satisfaction of all the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided, that the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing during such period at least two (2) Business Days prior to such termination; or

(c)                prior to the receipt of the Requisite Company Vote, (i) the Company Board has effected a Change in the Company Recommendation and/or authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to Section 7.04(c); and (ii) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal.

Section 9.04        Termination by Parent. This Agreement may be terminated and the Amalgamation and the other Transactions may be abandoned by Parent, if:

(a)                a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and such breach or failure is not capable of being cured or has not been cured within thirty (30) Business Days of the receipt by Company of written notice thereof from Parent; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 9.04(a) if Parent or Amalgamation Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 8.01 or Section 8.03 not to be satisfied; or

(b)               the Company Board shall have effected and not withdrawn a Change in the Company Recommendation or failed to include the Company Recommendation in the Proxy Statement.

Section 9.05        Effect of Termination. In the event of the termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that (a) the terms of Section 7.11 and Section 7.13, Article IX and Article X shall survive any termination of this Agreement and (b) no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.

Section 9.06        Fees Following Termination.

(a)                The Company will pay, or cause to be paid, to Parent an amount equal to $11,631,011 (the “Company Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 9.04(b), (ii) by the Company pursuant to Section 9.03(b); or (iii) by the Company or Parent pursuant to Section 9.02(a) without the Requisite Company Vote having been obtained, or Section 9.02(c) or by Parent pursuant to Section 9.04(a) if, at the time of such termination, a bona fide Competing Transaction shall have been publicly announced or publicly made, disclosed or otherwise become publicly known or delivered to the Company, and not irrevocably withdrawn prior to the termination of this Agreement, and within nine (9) months after such termination the Company or any Company Subsidiary consummates a Competing Transaction, whether or not it was the same Competing Transaction (provided, that for purposes of this Section 9.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”). Such payment shall be made, in the case of termination pursuant to clause (i) above, no later than two (2) Business Days after the date of such termination, in the case of termination pursuant to clause (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (iii) above, no later than two (2) Business Days following the consummation of the Competing Transaction mentioned in clause (iii) above.

(b)               Parent will pay, or cause to be paid, to the Company an amount equal to $23,262,022 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 9.03(a) or Section 9.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. Notwithstanding the foregoing, in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.

(c)                In the event that the Company fails to pay the Company Termination Fee, or Parent fails to pay the Parent Termination Fee, when due and in accordance with the requirements of this Agreement, and in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall reimburse the other party for all reasonable and documented costs and expenses actually incurred or accrued by such other party (including, without limitation, fees and expenses of counsel) in connection with such Action, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as the case may be, commencing on the date that the Company Termination Fee or the Parent Termination Fee, as the case may be, became due, at a rate equal to prime rate established by the Wall Street Journal Table of Money Rates on such date plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d)               Each of the Company, Parent and Amalgamation Sub acknowledges that (i) the agreements contained in this Section 9.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.06(a) or Section 9.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.06, the parties hereto would not have entered into this Agreement.

Section 9.07        Limitations on Liability.

(a)                Notwithstanding anything to the contrary in this Agreement, subject to Section 10.06, other than with respect to the Company’s claims for any indemnification under and reimbursement of costs and expenses pursuant to Section 7.16 and, if applicable, Section 9.06(c), the Company’s right to receive from Parent the Parent Termination Fee pursuant to Section 9.06(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries, the direct or indirect shareholders of the Company or any other person, or any of their respective Affiliates or Representatives (collectively, the “Company Group”) against (i) Parent or Amalgamation Sub, (ii) the former, current and future holders of any equity, partnership or limited liability company interest in, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholder or, assignees of, Parent or Amalgamation Sub and the Non-Recourse Parties (as defined in the Guarantee), (iii) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent or Amalgamation Sub or any member of the Lender Group, or (iv) any holders or future holders of any equity, share, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (all persons described in clauses (i) to (iv), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise).

(b)               Notwithstanding anything to the contrary in this Agreement, subject to Section 10.06, Parent’s right to receive from the Company the Company Termination Fee pursuant to Section 9.06(a) and, if applicable, the reimbursement of costs and expenses pursuant to Section 9.06(c), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement, any failure to perform hereunder or other failure of the Transactions to be consummated (in each case whether willfully, intentionally, unintentionally or otherwise).

(c)                For the avoidance of doubt and subject to Section 9.07, (i) neither Parent nor any member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter) other than (1) the payment of the Parent Termination Fee pursuant to Section 9.06(b) and (2) the reimbursement of costs and expenses pursuant to Section 7.16 and, if applicable, pursuant to Section 9.06(c), and in no event shall any of the Company, the Company Subsidiaries, or any other member of the Company Group seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letter), other than (without duplication) from Parent or Amalgamation Sub to the extent provided in Section 7.16, Section 9.06(b) and, if applicable, pursuant to Section 9.06(c) and (ii) neither the Company nor any member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than (1) the payment of the Company Termination Fee pursuant to Section 9.06(a), and (2) if applicable, the reimbursement of costs and expenses pursuant to Section 9.06(c), and in no event shall any of Parent, Amalgamation Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.06(a) and, if applicable, Section 9.06(c).

(d)               The provisions of this Section 9.07 are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group and the Company Group, as the applicable

Article X
GENERAL PROVISIONS

Section 10.01    Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements (a) set forth in this Article X or (b) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02    Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(i) if to the Company:

Global Sources Ltd.
c/o 22/F Vita Tower, 29 Wong Chuk Hang Road, Hong Kong

Attention: Mr. Merle Hinrich

Facsimile: (852) 2873 0369

Email: hinrich@globalsources.com

with a copy to:

Global Sources Ltd.
c/o 22/F Vita Tower, 29 Wong Chuk Hang Road, Hong Kong

Attention: General Counsel

Facsimile: (852) 2552 5925

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu Chaoyang District, Beijing 100022, P.R.C.

Attention: Ling Huang, Esq. and Denise Shiu, Esq.
Facsimile: +86 10 5879 3902
Email: lhuang@cgsh.com; dshiu@cgsh.com

(ii) if to Parent or Amalgamation Sub:

Expo Holdings I Ltd
Expo Holdings II Ltd.
c/o The Blackstone Group
345 Park Avenue
New York, NY 10054
USA
Attention: John G. Finley
Facsimile: +1 646 253 8983

and

The Blackstone Group (HK) Limited
Two International Finance Centre
Suite 901, 9th Floor, 8 Finance Street
Central, Hong Kong
Attention: Susannah Lindenfield
Facsimile: +852 3656 8601

with a copy to:

Kirkland & Ellis
26th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong
Attention: Gary Li
Facsimile: +852 3761 3301
Email: gary.li@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Daniel Wolf P.C.
Facsimile: +1 212 446 6460
Email: daniel.wolf@kirkland.com

Section 10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Equity Commitment Letter, the Guarantee, the Support Agreements, and the documents relating to the Debt Financing (if applicable) shall constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to an amalgamation, a merger, by operation of law or otherwise) without the prior written consent of each of the other parties hereto, except that Parent and Amalgamation Sub may assign all or any of their rights and obligations hereunder to any persons providing the Financing (including any members of the Lender Group or any provider of related hedging arrangements) pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 10.05    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) as provided in Section 7.05 and Section 9.07 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (b) with respect to Shareholders and only after the Effective Time, the right of the Shareholders to receive the relevant Per Share Amalgamation Consideration in accordance with Article III and (c) regarding members of the Lender Group and Non-Recourse Parties (as defined in the Guarantee). Each of Parent and Amalgamation Sub, on the one hand, and the Company, on the other hand, hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 10.06    Specific Performance.

(a)                The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies may not be an adequate remedy for such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent or Amalgamation Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent or Amalgamation Sub, on the other hand, shall, subject to Section 9.07, Section 10.06(b) and Section 10.06(c), each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Amalgamation, subject in each case to the terms and conditions of this Agreement), including an Injunction or Injunctions to prevent breaches of this Agreement by any party hereto.

(b)               Notwithstanding the foregoing provisions of this Section 10.06 or any other provision herein or in any of the other Transaction Documents to the contrary, the parties hereto acknowledge and agree that the Company shall be entitled to obtain an Injunction or Injunctions, or other appropriate form of specific performance or equitable relief to cause Parent or Amalgamation Sub to cause the Equity Financing to be funded at any time (whether under this Agreement or the Equity Commitment Letter) if (but only if) (i) all conditions in Section 8.01 and Section 8.02 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction thereof at Closing) have been satisfied or waived, (ii) Parent and Amalgamation Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.02 and (iii) the Company has irrevocably confirmed in writing that if the Equity Financing is funded, it would be ready, willing and able to consummate the Closing.

(c)                Each party waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (1) the amount of time during which such Action is pending, plus twenty (20) days, provided such extended period shall not be more than two months from the initial Termination Date; or (2) such other time period established by the court presiding over such Action. Notwithstanding anything herein to the contrary, (A) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 9.06, neither Parent and Amalgamation Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (B) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Amalgamation Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

Section 10.07    Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law, except to the extent any provisions of this Agreement which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under or are required to be governed by, the laws of Bermuda (including those applicable to the Amalgamation) shall be governed by and in accordance with the laws of Bermuda.

Section 10.08    Submission to Jurisdiction; Waivers.

(a)                The parties to this Agreement irrevocably (i) submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, (ii) agree that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding shall not be brought or is not maintainable in said courts or that the venue thereof shall not be appropriate or that this Agreement or any such document shall not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and (iv) agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. Notwithstanding the foregoing, the parties hereto agree that the exclusive jurisdiction provided for in this Section 10.08 shall not apply to an action to enforce any judgment obtained in connection with this Agreement, both of which the parties hereto agree may be brought in any court of competent jurisdiction. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.02 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

(b)               EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08(B).

Section 10.09    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the Shareholders, no amendment may be made that would reduce the amount or change the type of consideration which each Share shall be cancelled in exchange for a right to receive upon consummation of the Amalgamation or that otherwise would require further approval of the Shareholders; and that, this Agreement may not be amended except by an instrument in writing duly executed and delivered by each of the parties hereto.

Section 10.10    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) subject to Section 10.09 and to the extent permitted by applicable Laws, waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.11    Construction. References to any document or information having been “made available” by the Company to Parent and Amalgamation Sub shall include the Company having made a copy of such document or information available (electronically or otherwise) prior to the execution hereof.

Section 10.12    Confidentiality.

(a)                Prior to and during the term of this Agreement, Parent and Amalgamation Sub have disclosed or may disclose to the Company and its Representatives Confidential Information. Subject to Section 10.12(b), unless otherwise agreed to in writing by Parent, the Company shall (i) except as required by applicable Laws, keep confidential and not disclose or reveal any Confidential Information to any person other than the Company’s Representatives (1) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (2) whom the Company will cause to observe the terms of this Section 10.12, and (ii) not to use any Confidential Information for any purpose other than in connection with the Transactions. Each party acknowledges that it shall be responsible for any breach of the terms of this Section 10.12 by it or its Representatives and the Company agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)               In the event that the Company or any of its Representatives is required by any applicable Laws to disclose any Confidential Information, the Company will provide Parent with prompt notice of such request or requirement in order to enable Parent to seek an appropriate protective order or other remedy (and if Parent party seeks such an order, the Company will provide such cooperation as Parent shall reasonably request), to consult with the Company with respect to Parent’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 10.12. In the event that such protective order or other remedy is not obtained, or Parent waives compliance, in whole or in part, with the terms of this Section 10.12, the Company or its Representative will disclose only that portion of the Confidential Information that the Company is advised by counsel is legally required to be disclosed and will use Parent’s best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

(c)                In respect of the Confidential Information that the Company may disclose to Parent or Amalgamation Sub in connection with the Transactions, each of Parent and Amalgamation Sub shall comply with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 10.13    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Agreement to be duly executed as of the date first written above.

GLOBAL SOURCES LTD.

By /s/ Merle Allan Hinrich
Name: Merle Allan Hinrich
Title: Director

EXPO HOLDINGS I LTD

By /s/ Christopher Placca
Name: Christopher Placca
Title: Authorized Signatory

EXPO HOLDINGS II LTD.

By /s/ Christopher Placca
Name: Christopher Placca
Title: Authorized Signatory